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                         AGREEMENT AND PLAN OF MERGER

                                 By and Among

                               HOM HOLDING, INC.

                               HIT OR MISS INC.


                                      and


                                 GANTOS, INC.


                           Dated as of May 12, 1998


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                       TABLE OF CONTENTS

                                                             PAGE
                                                             ----
ARTICLE I  THE MERGER .......................................   1
    1.01     The Merger .....................................   1
    1.02     Plan of Merger .................................   1
    1.03     Effective Time .................................   1
    1.04     Effect of the Merger ...........................   2
    1.05     Conversion of Holding Stock ....................   2
    1.06     Rights With Respect to Objecting Shares ........   3
    1.07     Articles of Incorporation ......................   4
    1.08     Bylaws .........................................   4
    1.09     Directors and Officers of the Surviving
              Corporation ...................................   4
    1.10     Articles, Bylaws, Directors and Officers of Sub.   4
    1.11     Tax Consequences ...............................   5
    1.12     Additional Actions .............................   5
    1.13     Possible Alternative Structure .................   5
    1.14     Holding Action; Company Action .................   5
    1.15     Financing ......................................   6

ARTICLE II  EXCHANGE OF SHARES ..............................   6
    2.01     Exchange of Shares .............................   6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..   7
    3.01     Corporate Organization .........................   7
    3.02     Capitalization .................................   7
    3.03     Authority; No Violation ........................   8
    3.04     Consents and Approvals .........................   9
    3.05     Financial Statements ...........................  10
    3.06     Broker's Fees ..................................  11
    3.07     Absence of Certain Changes or Events ...........  11
    3.08     Legal Proceedings ..............................  12
    3.09     Taxes and Tax Returns ..........................  12
    3.10     Employee Benefit Plans .........................  13
    3.11     SEC Reports ....................................  15
    3.12     Company Information ............................  15
    3.13     Compliance with Applicable Law; Certain
              Agreements ....................................  15
    3.14     Certain Contracts ..............................  16
    3.15     Agreements with Regulatory Agencies ............  16
    3.16     Environmental Matters ..........................  17
    3.17     Properties .....................................  18
    3.18     Insurance ......................................  18
    3.19     Transactions with Certain Persons ..............  19
    3.20     Disclosure .....................................  19

                                      (i)


    3.21     Regulatory Approvals ...........................  20
    3.22     Labor Matters ..................................  20
    3.23     Intellectual Property ..........................  20

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF HOLDING AND SUB  20
    4.01     Corporate Organization .........................  20
    4.02     Capitalization .................................  22
    4.03     Authority; No Violation ........................  23
    4.04     Consents and Approvals .........................  24
    4.05     Financial Statements ...........................  25
    4.06     Broker's Fees ..................................  25
    4.07     Absence of Certain Changes or Events ...........  26
    4.08     Legal Proceedings ..............................  26
    4.09     Taxes and Tax Returns ..........................  26
    4.10     Employee Benefit Plans .........................  27
    4.11     Holding and Sub Information ....................  29
    4.12     Compliance with Applicable Law; Certain
              Agreements ....................................  30
    4.13     Certain Contracts ..............................  30
    4.14     Agreements with Regulatory Agencies ............  31
    4.15     Environmental Matters ..........................  31
    4.16     Properties .....................................  32
    4.17     Insurance ......................................  33
    4.18     Transactions with Certain Persons ..............  33
    4.19     Disclosure .....................................  34
    4.20     Regulatory Approvals ...........................  34
    4.21     Labor Matters ..................................  34
    4.22     Intellectual Property ..........................  34

ARTICLE V  COVENANTS RELATING TO CONDUCT OF BUSINESS ........  34
    5.01     Covenants of the Company .......................  34
    5.02     Covenants of Holding and Sub ...................  37
    5.03     No Solicitation; Non-Disclosure ................  39

ARTICLE VI  ADDITIONAL AGREEMENTS ...........................  41
    6.01     Regulatory Matters .............................  41
    6.02     Securities Laws Matters ........................  42
    6.03     Shareholder Meetings ...........................  43
    6.04     Access to Information ..........................  43
    6.05     Legal Conditions to Merger .....................  44
    6.06     Subsequent Interim and Annual Financial
              Statements ....................................  45
    6.07     Additional Agreements ..........................  45
    6.08     Disclosure Supplements .........................  45
    6.09     Current Information ............................  45
    6.10     No Inconsistent Actions ........................  46

                                     (ii)


    6.11     Indemnification of Directors ...................  46

ARTICLE VII  CONDITIONS PRECEDENT ...........................  47
    7.01       Conditions to Each Party's Obligation to Effect
               the Merger ...................................  47
               (a) Shareholder Approval .....................  47
               (b) Regulatory Approvals .....................  47
               (c) Securities Laws Matters ..................  47
               (d) No Injunctions or Restraints; Illegality..  48
               (e) Financing ................................  48
               (f) Composition of Board of Directors ........  48
               (g) Appointment of Chief Executive Officer ...  48
               (h) Management Termination Agreement .........  48
    7.02       Conditions to Obligations of Holding and Sub..  48
               (a) Representations and Warranties ...........  49
               (b) Performance of Obligations of the Company.  49
               (c) Consents Under Agreements ................  49
               (d) Accountant's Letter ......................  49
               (e) Company Indenture ........................  49
               (f) Michigan Statutes ........................  49
               (g) Termination Agreement ....................  49
               (h) Insurance ................................  50
    7.03       Conditions to Obligations of the Company......  50
               (a) Representations and Warranties ...........  50
               (b) Performance of Obligations of Holding
                     and Sub ................................  50
               (c) Consents Under Agreements ................  50
               (d) Accountant's Letter ......................  50
               (e) Sub Note .................................  51
               (f) Options ..................................  51

ARTICLE VIII  TERMINATION AND AMENDMENT .....................  51
    8.01       Termination ..................................  51
    8.02       Effect of Termination ........................  53
    8.03       Expenses; Termination Fee ....................  53
    8.04       Amendment ....................................  54
    8.05       Extension; Waiver ............................  54

ARTICLE IX  GENERAL PROVISIONS ..............................  54
    9.01       Closing ......................................  54
    9.02       Non-Survival of Representations, Warranties
               and Agreements ...............................  55
    9.03       Obligations of the Surviving Corporation
               Subsequent to the Closing ....................  55
    9.04       Notices ......................................  55
    9.05       Interpretation ...............................  57
    9.06       Counterparts .................................  57
    9.07       Entire Agreement .............................  57

                                    (iii)


    9.08 Governing Law, Jurisdiction ........................  57
    9.09 Enforcement of Agreement ...........................  57
    9.10 Severability .......................................  58
    9.11 Publicity ..........................................  58
    9.12 Assignment .........................................  58

                                     (iv)

                            EXHIBITS
                            --------

Exhibit I   -  Holding Majority Stockholders
Exhibit II  -  Voting, Standstill and Proxy Agreement
Exhibit III -  Company Common Stock Shareholders
Exhibit IV  -  Form of Letter of Transmittal

                                     (viii)

                           SCHEDULES
                           ---------

Schedule 3.01    -  The Company's Direct or Indirect Interests
Schedule 3.02    -  The Company's Capitalization
Schedule 3.03    -  The Company's Authority
Schedule 3.04    -  The Company's Consents and Approvals
Schedule 3.05    -  The Company's Liabilities
Schedule 3.07    -  The Company's Adverse Changes or Events
Schedule 3.08    -  The Company's Legal Proceedings
Schedule 3.09    -  The Company's Taxes
Schedule 3.10    -  The Company's Employee Benefit Plans
Schedule 3.14    -  The Company's Contracts
Schedule 3.17    -  The Company's Properties
Schedule 3.18    -  The Company's Insurance
Schedule 3.19    -  The Company's Transactions with Certain Persons
Schedule 3.23    -  The Company's Intellectual Property
Schedule 4.02    -  Holding's Capitalization
Schedule 4.03    -  Holding's Authority
Schedule 4.04    -  Holding's Consents and Approvals
Schedule 4.05    -  Holding's Liabilities
Schedule 4.07    -  Holding's Adverse Changes or Events
Schedule 4.08    -  Holding's Legal Proceedings
Schedule 4.09    -  Holding's Taxes
Schedule 4.10    -  Holding's Employee Benefit Plans
Schedule 4.13    -  Holding's Contracts
Schedule 4.15    -  Holding's Environmental Matters
Schedule 4.16    -  Holding's Properties
Schedule 4.17    -  Holding's Insurance
Schedule 4.18    -  Holding's Transactions with Certain Persons
Schedule 4.21    -  Holding's Labor Matters
Schedule 4.22    -  Holding's Intellectual Property
Schedule 5.01    -  The Company's Conduct of Business
Schedule 5.02    -  Holding's Conduct of Business

                                     (ix)

                  AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of May 12, 1998, by and among HOM Holding, Inc., a Delaware corporation ("Holding"), Hit or Miss, Inc., a Delaware corporation and wholly-owned subsidiary of Holding ("Sub"), and Gantos, Inc., a Michigan corporation (the "Company").

     WHEREAS, the Boards of Directors of Holding and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which Holding will, subject to the terms and conditions set forth herein, merge with and into the Company (the "Merger"); and

     WHEREAS, Holding, Sub and the Company desire to make certain representations, warranties and covenants in connection with the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                           ARTICLE I

                           THE MERGER

     I.1 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Michigan Business Corporation Act ("MBCA") and the Delaware General Corporation Law ("DGCL"), at the Effective Time (as hereinafter defined), Holding shall merge with and into the Company. The Company shall become the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Michigan. Upon consummation of the Merger, the separate corporate existence of Holding shall terminate.

     I.2 PLAN OF MERGER. This Agreement shall constitute a plan of merger for purposes of the MBCA and an agreement of merger for purposes of the DGCL.

     I.3 EFFECTIVE TIME. As promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the Company and Holding shall duly execute and file a certificate of merger (the "Certificates of Merger") with the Department of Consumer and Industry Services of the State of Michigan (the "Michigan Secretary") in accordance with Sections 707 and 735 of the MBCA and with the Secretary of State of the State of Delaware (the "Delaware Secretary") in accordance with Section 252 of the DGCL. The Merger shall become effective on the date (the "Effective Date") and at such time (the "Effective Time") as the last of the Certificates of Merger is filed with the Michigan Secretary and the Delaware Secretary or at such later date and time as is specified in the Certificates of Merger.

     I.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided herein and as set forth in Section 724 of the MBCA and Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Holding shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Holding shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     I.5  CONVERSION OF HOLDING STOCK.

          (a) At the Effective Time, subject to Section 2.01(c) hereof, each share of the common stock, par value $.01 per share, of Holding (the "Holding Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) shares of Holding Common Stock held in Holding's treasury or directly or indirectly by Holding, Sub or the Company and (ii) Objecting Shares (as such term is defined in Section 1.06 hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for one (1) common share, par value $.01 per share, of the Company ("Company Common Stock") (such ratio, the "Common Exchange Ratio").

          (b) At the Effective Time, subject to Section 2.01(c) hereof, each share of the preferred stock, Series A 12% Senior Convertible Participating, par value $.01, of Holding (the "Holding Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than (i) shares of Holding Preferred Stock held in the Holding's treasury or directly or indirectly by Holding, Sub or Company and (ii) Objecting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 34.823529 shares of Company Common Stock, rounded up or down to the nearest whole number of shares and a warrant to purchase 3.738823 shares of Company Common Stock at an exercise price of $1.50 per share exercisable in full for a period of five (5) years beginning on the sixty-first (61st) day after the termination of the Indenture (as hereinafter defined), (collectively, the "Merger Warrants," and individually a "Merger Warrant"), rounded up or down to the nearest whole number of shares (the "Preferred Exchange Ratios"and, together with the Common Exchange Ratio, the "Exchange Ratios").

          (c) All of the shares of Holding Common Stock and Holding Preferred Stock converted into shares of Company Common Stock and, as the case may be, Merger Warrants pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate," and collectively, the "Certificates") previously representing any such shares of Holding Common Stock and Holding Preferred Stock shall thereafter represent the right to receive the number of whole shares of Company Common Stock and, as the case may be, Merger Warrants to purchase whole shares of Company Common Stock into which the shares of Holding Common Stock or Holding Preferred Stock represented by such Certificate have been converted pursuant to Sections 1.05(a) and (b) and Section 2.01(c) hereof (the "Merger Consideration"). Certificates previously representing shares of Holding Common Stock and Holding Preferred Stock shall be exchanged for certificates representing whole shares of Company Common Stock and, as the case may be, Merger Warrants for whole shares of Company Common Stock, without any interest thereon. All shares of Company Common Stock and all securities exercisable for or convertible into shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time shall (by virtue of the Merger and without any action on the part of the holder of such shares of Company Common Stock or securities) remain and continue to be shares of Company Common Stock or securities exercisable for or convertible into shares of Company Common Stock.

          (d) As of the Effective Time, the Company shall reserve for issuance the number of shares of Company Common Stock that will become issuable upon the exercise of such Merger Warrants and the Access Warrants (as hereinafter defined).

          (e) At the Effective Time, all shares of Holding Common Stock and Holding Preferred Stock that are owned by the Company as treasury stock and all shares of Holding Common Stock and Holding Preferred Stock that are owned directly or indirectly by Holding, Sub or the Company shall be canceled and shall cease to exist, and no stock of the Company or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are owned by Holding or Sub shall become authorized but unissued shares of Company Common Stock.

     I.6  RIGHTS WITH RESPECT TO OBJECTING SHARES.

          (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Holding Common Stock and Holding Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who have properly exercised and perfected their rights of appraisal within the meaning of
Section 262 of the DGCL (the "Objecting Shares"), shall not be converted into the right to receive the Merger Consideration, unless and until such shareholders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal and payment under applicable law. If any such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Holding Common Stock or Holding Preferred Stock held by such shareholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for the Merger Consideration, at the Effective Time, pursuant to Sections 1.05(a) and (b) hereof. Any shares of Holding Common Stock or Holding Preferred Stock owned by shareholders who have properly exercised and perfected their rights of appraisal within the meaning of Section 262 of the DGCL shall be canceled at the Effective Time and automatically (by virtue of the Merger) be converted into the right to receive the consideration required to be paid to such holder pursuant to the DGCL.

          (b) Holding shall give the Company (i) prompt notice of any demands for appraisal received by Holding, withdrawals of such demands, and any other instruments served in connection with such demands pursuant to the DGCL and received by Holding and (ii) the opportunity to participate with Holding in all negotiations and proceedings with respect to demands for appraisal under the DGCL consistent with the obligations of Holding thereunder. Holding shall not, except with the prior written consent of the Company, (x) make any payment with respect to any demands for appraisal, (y) offer to settle or settle any such demands, or (z) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL.

     I.7 ARTICLES OF INCORPORATION. Unless otherwise agreed to by the parties prior to the Effective Time, the Restated Articles of Incorporation of the Company prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation at and after the Effective Time, until thereafter amended as provided by law and such Articles of Incorporation.

     I.8 BYLAWS. Unless otherwise agreed to by the parties prior to the Effective Time, the Bylaws of the Company prior to the Effective Time shall be the Bylaws of the Surviving Corporation at and after the Effective Time, until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     I.9 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Closing Date (as hereinafter defined), the Board of Directors of the Surviving Corporation shall consist of seven (7) members. As of the Effective Time, four (4) directors of the Company shall resign. Three (3) directors designated by Holding in writing prior to the Effective Time (the "Holding Designees") shall fill the vacancies on the Surviving Corporation's Board of Directors. The remaining four (4) members of the Board of Directors of the Company (the "Company Designees") shall continue to serve as the remaining four (4) members of the Board of Directors of the Surviving Corporation. The Board of Directors of the Surviving Corporation shall be re-classified consistent with Section 7.01(f) hereof. Each of the directors of the Surviving Corporation shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The Board of Directors of the Surviving Corporation shall elect the officers of the Surviving Corporation, including without limitation and consistent with
Section 7.01(g) hereof, Nesim Avigdor as Chief Executive Officer of the
Company.

     I.10 ARTICLES, BYLAWS, DIRECTORS AND OFFICERS OF SUB. The Amended Certificate of Incorporation and Bylaws of Sub shall continue as in effect immediately prior to the Effective Time. The Board of Directors of Sub shall consist of seven (7) members. As of the Effective Time, two (2) directors of Sub shall resign, and two (2) directors designated by Holding in writing prior to the Effective Time and the four (4) Company Designees shall fill the vacancies. The remaining one (1) member of the Board of Directors of Sub shall continue to serve as such. Each of the directors of Sub shall hold office in accordance with the Amended

Certificate of Incorporation and Bylaws of Sub until their respective successors are duly elected or appointed and qualified. The Board of Directors of Sub shall elect the officers of Sub.

     I.11 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

     I.12 ADDITIONAL ACTIONS. If, at any time after the Effective Time, Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in Surviving Corporation, title to and possession of any property or right of Holding acquired or to be acquired by reason of, or as a result of, the Merger, or
(b) otherwise to carry out the purposes of this Agreement, Holding and its proper officers and directors shall be deemed to have granted to Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Surviving Corporation are fully authorized in the name of Holding or otherwise to take any and all such action.

     I.13 POSSIBLE ALTERNATIVE STRUCTURE. Notwithstanding any other provision of this Agreement to the contrary, to the extent necessary or appropriate to assure fulfillment of the intentions of the parties that the Company or an affiliate of the Company acquire a 100% ownership interest in Sub and to minimize any adverse tax or accounting treatment, Holding, Sub, and the Company may jointly elect, at or prior to the Effective Time, to substitute an alternative structure in lieu of the structure described herein to accomplish the aforementioned intentions of the parties.

     I.14 HOLDING ACTION; COMPANY ACTION.

          (a) Holding represents and warrants that (i) the Board of Directors of Holding has duly approved the execution of this Agreement, including the Merger, and, subject to the requirements of applicable law, resolved to recommend approval of the Merger by Holding's stockholders, (ii) the persons or entities listed on EXHIBIT I attached hereto own a majority of the outstanding shares of Holding of each class entitled to vote on the Merger and (iii) each such person or entity has executed and delivered a Voting, Standstill and Proxy Agreement, in substantially the form annexed hereto as EXHIBIT II (the "Voting Agreement").

          (b) The Company represents and warrants that (i) the Board of Directors of the Company has duly approved the execution of this Agreement, including the Merger, and, subject to the requirements of applicable law, resolved to recommend approval of the Merger by the Company's shareholders,
(ii) the persons or entities listed on EXHIBIT III attached hereto own an aggregate of 107787.17 issued and outstanding shares of Company Common Stock and (iii) each such person or entity has executed and delivered the Voting Agreement.

     I.15 FINANCING. The Company and Holding hereby represent that they have received from a responsible financing source or sources a highly confident letter or letters (the "Confidence Letter(s)") indicating its or their willingness, subject to the conditions set forth therein, to lend the Surviving Corporation $60,000,000 (the "Financing"), a true and complete copy of which Confidence Letter(s) has been delivered to each of the Company and Holding prior to the date hereof.

                           ARTICLE II

                       EXCHANGE OF SHARES

     II.1 EXCHANGE OF SHARES.

          (a) At the Closing (as hereinafter defined), upon surrender of a Certificate for exchange and cancellation, together with a letter of transmittal and instructions (in the form attached hereto as EXHIBIT IV) and all other appropriate documentation, duly executed, the holder of such Certificates shall receive in exchange therefor (x) a certificate representing that number of whole shares of Company Common Stock to which such holder of Holding Common Stock or Holding Preferred Stock shall have become entitled pursuant to the provisions of Article I hereof, and (y) to the extent applicable, a Merger Warrant exercisable for the number of whole shares of Company Common Stock to which such holders of Holding Preferred Stock shall have become entitled pursuant to the provisions of Article I hereof, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the unpaid dividends and distributions, if any, payable to holders of Certificates.

          (b) After the Effective Time, there shall be no transfers on the stock transfer books of Holding of the shares of Holding Common Stock and Holding Preferred Stock which were issued and outstanding immediately prior to the Effective Time.

          (c) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing, or Merger Warrants granting the right to receive, fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates.

          (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Company will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Warrants and the shares of Company Common Stock deliverable in respect thereof pursuant to this Agreement.

                          ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Holding and Sub as follows:

     III.1     CORPORATE ORGANIZATION.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Holding, Sub, or the Company (or the Surviving Corporation), as the case may be, any change or effect that is, or in the judgment of the parties hereto, would be materially adverse to the business, properties, assets, liabilities, financial condition, or results of operations of such party and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, which is or was consolidated with such party (or with which such party is or was consolidated) for financial reporting purposes. The Restated Articles of Incorporation and Bylaws of the Company, copies of which have previously been delivered to Holding, are true and complete copies of such documents as in effect as of the date of this Agreement.

          (b) The Company has no direct or indirect Subsidiaries. The Company does not own, control or hold with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, except as set forth in SCHEDULE 3.01 hereto and except for less than five percent (5%) of any equity security registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (c) The minute books of the Company contain true, accurate and complete records of all meetings and other corporate actions held or taken of its shareholders and board of directors (including committees thereof).

     III.2     CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock each entitled to one (1) vote per share and 2,000,000 preferred shares of the Company, par value $.01 per share ("Company Preferred Stock"). As of April 7, 1998, there were (x) 7,581,713 shares of Company Common Stock issued and outstanding, (y) 980,500 shares of Company Common Stock reserved for issuance upon the exercise of outstanding stock options or otherwise, and (z) no shares of Company Preferred Stock issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. The shares of Company Common Stock to be issued in exchange for shares of the Holding Common Stock and Holding Preferred Stock upon consummation of the Merger and upon the exercise of the Company Warrants (as hereinafter defined) will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in SCHEDULE 3.02 hereto, the Company does not have, and is not bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, or any other equity security of the Company other than as provided for in this Agreement. Except as set forth in
SCHEDULE 3.02 hereto, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

          (b) Except as contemplated herein, there are no agreements or understandings, with respect to the voting of any shares of Company Common Stock or which restrict the transfer of such shares, to which the Company is a party, and, to the knowledge of the Company, there are no such agreements or understandings to which the Company is not a party with respect to the voting of any such shares or which restrict the transfer of such shares, other than applicable federal and state securities laws.

          (c) All dividends on Company Common Stock which have been declared prior to the date of this Agreement have been paid in full.

          (d) Set forth on SCHEDULE 3.02 hereto is a list of each Registration Rights Agreement pursuant to which the Company is obligated to register any securities.

     III.3     AUTHORITY; NO VIOLATION.

          (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of the Company. Subject to the requirements of applicable law, the Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders (the "Company Shareholder Meeting") and has voted to recommend that its shareholders approve and adopt this Agreement and the transactions contemplated thereby and, except for the adoption of this Agreement by the requisite vote of the Company's shareholders and the filing of the Certificates of Merger, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Sub and Holding) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b) Except as set forth in SCHEDULE 3.03 hereto, neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Restated Articles of Incorporation or Bylaws of the Company, (ii) assuming that the consents and approvals referred to in
Section 3.04(a) hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its respective properties or assets may be bound or affected, including without limitation the Indenture dated as of April 1, 1995 by and between the Company and Shawmut Bank Connecticut, N.A., (and its successors), as amended to date (the "Indenture"), except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on the Company.

     III.4     CONSENTS AND APPROVALS.

          (a) Except for (i) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the Company Shareholder Meeting and the transactions contemplated hereby (the "Proxy Statement"), which Proxy Statement shall be part of and included in a Registration Statement on Form S-4 (the "Registration Statement") filed with the SEC by the Company to register the shares of Company Common Stock issued in connection with the Merger, the Company Warrants, the shares of Company Common Stock issuable upon the exercise of the Company Warrants, and the resale and reoffer from time to time to certain employees of Sub of Company Common Stock, the Company Warrants and the shares of Company Common Stock issuable upon the exercise of such Company Warrants (such Registration Statement to remain effective for thirty (30) days after going effective) to be issued pursuant to the terms of this Agreement, (ii) the approval of this Agreement by the requisite vote of the shareholders of the Company, (iii) the filing of the Certificates of Merger with the Michigan Secretary pursuant to the MBCA and with the Delaware Secretary pursuant to the DGCL to effect the Merger, (iv) such filings, authorizations, consents or approvals as may be set forth in SCHEDULE 3.04 hereto, and (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of shares of Company Common Stock pursuant to this Agreement, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party, including without limitation any consents, approvals, filings or registrations required pursuant to the Company's Second Amended Joint Plan of Reorganization, as modified, confirmed March 7, 1995 and effective as of March 31, 1995, are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby.

          (b)  Subject to obtaining the consents or approvals set forth in
Section 3.04(a) hereof, the interest of the Company in all material claims, contracts, licenses, leases and commitments and all of the other assets in which the Company has an interest shall not, upon the consummation of the transactions contemplated hereby, including the Merger, be terminated or defaulted in any manner whatsoever by said consummation, except where such termination or default would not have a Material Adverse Effect on the Company. All material claims, contracts, licenses, leases, commitments and assets of the Company shall be the property of the Surviving Corporation immediately thereafter, and the Surviving Corporation shall have all of the right, title and interest which the Company had available to it prior to the consummation of the Merger in and to such claims, contracts, licenses, leases, commitments and assets. The interest of the Company in all material claims, contracts, licenses, leases, commitments and assets which are not terminated or defaulted by the consummation of the transactions contemplated hereby is sufficient to allow the Surviving Corporation to operate the business of the Company, as currently conducted.

     III.5     FINANCIAL STATEMENTS.

          (a) The Company has previously delivered to Holding copies of the audited balance sheets of the Company as of February 3, 1996 and February 1, 1997, and the related statements of income, changes in shareholders' equity and cash flows for the fiscal years 1995 through 1996, inclusive, included in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997 filed with the SEC under the Exchange Act and the unaudited balance sheet of the Company as of January 31, 1998 and the unaudited statements of income and cash flows for the fiscal year ended January 31, 1998. The February 1, 1997 and January 31, 1998 balance sheets of the Company (including the related notes, where applicable) fairly present in all material respects the financial position of the Company as of the date thereof, and the other financial statements referred to in this Section 3.05 (including the related notes, where applicable) fairly present in all material respects, and the financial statements referred to in Section 6.06 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) in all material respects the results of the operations and changes in shareholders' equity and cash flows of the Company for the respective fiscal periods or as of the respective dates therein set forth and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.06 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

          (b) The books and records of the Company have been, and are being, maintained in accordance with applicable legal and accounting requirements, reflect only actual transactions and reflect all of their assets, liabilities and accruals and all of their items of income and expense in accordance with GAAP. All accounting ledgers and other books and records of the Company are located at the principal office of the Company, are true, complete and correct, and present fairly the financial condition, results of operations and changes in financial position of the Company as of the date and for the periods indicated.

          (c) Except as set forth in SCHEDULE 3.05 hereto and except for liabilities incurred since January 31, 1998 in the ordinary course of business consistent with past practice, the Company does not have any material liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) which are not adequately reserved or reflected on the balance sheet of the Company as of January 31, 1998, except for liabilities or obligations which in the aggregate do not exceed $100,000 or are related to the Merger, and there do not exist any circumstances that, to the best knowledge of the Company, could reasonably be expected to result in any such liabilities or obligations.

     III.6 BROKER'S FEES. Neither the Company, nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission of Five Hundred Thousand Dollars ($500,000) to PaineWebber Incorporated ("PaineWebber") in accordance with the terms of a letter agreement dated February 9, 1998 between PaineWebber and the Company, a true and complete copy of which has heretofore been furnished to Holding.
The Company has received the opinion of PaineWebber to the effect that, as of the date of such opinion, the Merger Consideration is fair to the Company's shareholders from a financial point of view, and such opinion has not been amended or rescinded as of the date of this Agreement.

     III.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be set forth in SCHEDULE 3.07 hereto, since January 31, 1998 there has not been any Material Adverse Effect on the Company and, to the best knowledge of the Company, no fact or condition exists which will, or is reasonably likely to, cause such a Material Adverse Effect on the Company in the future.

     III.8 LEGAL PROCEEDINGS. Except as set forth in SCHEDULE 3.08 hereto, the Company is not a party to any, and there are no pending or to the actual knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting the Company or any property or asset of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which would, either individually or in the aggregate, have a Material Adverse Effect, and no facts or circumstances have come to the Company's attention which have caused it to believe that a claim, action, proceeding or investigation against or affecting the Company could reasonably be expected to occur. Neither the Company nor any property or asset of the Company is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     III.9     TAXES AND TAX RETURNS.

          (a) The Company has duly filed all material federal, state, county and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being true and complete in all material respects) and has duly paid, discharged or made provisions for the payment of all material Taxes (as hereinafter defined) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county or local taxing authorities on or prior to the date hereof (including without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and use and payrolls, and any net worth tax), other than Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined. The amounts set up as reserves for Taxes on the balance sheet of the Company as of January 31, 1998 are reasonably sufficient in the aggregate for the payment of all unpaid federal, state, county and local Taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the fiscal year ended January 31, 1998 and all prior periods covered by such returns, and for which the Company is liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. The federal income tax returns of the Company have not in the five (5) years prior to the date of this

Agreement, been examined by the Internal Revenue Service ("IRS"). The State of Michigan tax returns of the Company and any other state tax returns of the Company, have not, in the five (5) years prior to the date of this Agreement, been examined by the Department of Revenue of the State of Michigan or any other state taxing authority. There are no disputes pending or claims asserted for Taxes or assessments upon the Company, nor has the Company been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (a) proper and accurate amounts have been withheld by the Company from its employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state, county and local laws, (b) federal, state, county and local returns which are accurate and complete in all material respects have been filed by the Company for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, and (c) the amounts shown on such returns to be due and payable have been paid in full in all material respects or adequate provision therefor has been included by the Company in its financial statements for the period ended January 31, 1998.

          (b) No property of the Company is property that the Company is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Except as set forth in
SCHEDULE 3.09 hereto, the Company has not been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in SCHEDULE 3.09 hereto, the Company is not a party to any agreement, contract or arrangement that would, individually or in the aggregate, upon consummation of the transactions contemplated hereby, result in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result in payments that would be nondeductible pursuant to Section 162(m) of the Code.

          (c) As used in this Agreement, the term "Taxes" means all federal, state, county, local and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise and other taxes, charges, levies or like assessments, including any net worth tax, or other tax of any kind whatsoever together with all penalties and additions to tax and interest thereon.

          (d) As of January 31, 1998, the Company had a net operating loss for federal tax purposes of approximately $29,265,000.

     III.10    EMPLOYEE BENEFIT PLANS.

          (a) SCHEDULE 3.10 hereto sets forth a true and complete list of all Plans maintained or contributed to by the Company since March 31, 1995. The term "Plans" for purposes of this Article III means all employee benefit plans, arrangements or agreements that are maintained or contributed to, or that were maintained or contributed to at any time during the three years preceding the date of this Agreement, by the Company, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (b) The Company has heretofore delivered to Holding true and complete copies of each of the Plans and all related documents, including but not limited to (i) all required Forms 5500 and all related schedules for such Plans (if applicable) for each of the last two years, (ii) the actuarial report for such Plan (if applicable) for each of the last two years, and
(iii) the most recent determination letter from the IRS (if applicable) for such Plan.

          (c) (i) Except as may be provided in SCHEDULE 3.10 hereto, each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of
Section 401(a) of the Code has been maintained so as to qualify from the effective date of such Plan to the Effective Time, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, based upon the actuarial assumptions currently used by the Plan for IRS funding purposes did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has been no "accumulated funding deficiency" (whether or not waived), (iv) except as set forth in SCHEDULE 3.10 hereto, no Plan provides benefits, including without limitation death, medical or other benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service, other than (u) coverage mandated by applicable law, (v) life insurance death benefits payable in the event of the death of a covered employee, (w) disability benefits payable to disabled former employees, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company or any ERISA Affiliate or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) with respect to each Plan subject to Title IV of ERISA, no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability to or on account of such Plan, and there has been no "reportable event" (within the meaning of Section 4043 of ERISA and the regulations thereunder), (vi) neither the Company nor any ERISA Affiliate has ever maintained or contributed to a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by the Company as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither the Company nor any

ERISA Affiliate has engaged in a transaction in connection with which the Company or any ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Plans to fail to be deductible for federal income tax purposes under Sections 280G or 162(m) of the Code, and (x) there are no pending or, to the best knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

          (d) With respect to any Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA) (i) no such Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(a) of the Code, and (ii) each such Plan complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and any applicable state continuation coverage requirements ("COBRA").

          (e) Except as prohibited by law (including Section 411(d)(6) of the Code), each Plan may be amended, terminated, modified or otherwise revised by the Company or its ERISA Affiliates as of the Effective Time to eliminate, without material effect, any and all future benefit accruals under any Plan (except claims incurred under any welfare plan).

     III.11 SEC REPORTS. The Company has previously delivered to Holding an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since March 31, 1995 by the Company with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (collectively, the "SEC Reports") and (b) communication mailed by the Company to its shareholders since March 31, 1995. The Company has timely filed all SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and as of their respective dates, all SEC Reports complied with all of the rules and regulations of the SEC with respect thereto. As of their respective dates, no such SEC Reports or shareholder communications contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has made available to Holding true and complete copies of all amendments and modifications to all agreements, documents and other instruments which previously had been filed with the SEC by the Company and which are currently in effect.

     III.12 COMPANY INFORMATION. The information supplied by the Company relating to the Company contained in the Registration Statement, or in any other document filed with any other regulatory agency in connection herewith, will not contain, on the date of mailing of the Proxy Statement and on the date of the Company Shareholder Meeting or in any document in connection with the Holding Shareholder Meeting, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting which shall have become false or misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and the rules and regulations of the SEC with respect thereto. Nothing in this Section 3.12 relates to any information concerning Holding or Sub, or their business, contracts, litigation, shareholders, directors or officers.

     III.13 COMPLIANCE WITH APPLICABLE LAW; CERTAIN AGREEMENTS. The Company holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in conflict with, or in default or violation of any (a) statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to the Company or by which any property or asset of the Company is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, except for any such non-compliance, conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect; and the Company neither knows of, nor has received notice of, any material violations of any of the above.

     III.14    CERTAIN CONTRACTS.

          (a) Except as set forth in SCHEDULE 3.14 hereto, the Company is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer or employee, or with respect to the employment of any consultant which cannot be terminated with a payment of less than $50,000, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any officer or employee thereof,
(iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the SEC Reports, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on ninety (90) days or less notice and involves the payment of more than $50,000 per annum, (v) which restricts the conduct of any line of business by the Company, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has previously delivered to Holding true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which the Company is a party. Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in SCHEDULE
3.14 hereto, is referred to herein as a "Company Contract".

          (b) (i) Each Company Contract is legal, valid and binding upon the Company, assuming due authorization of the other party or parties thereto, and in full force and effect, (ii) the Company has in all material respects performed all obligations required to be performed by it to date under each such Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company under any such Company Contract.

     III.15 AGREEMENTS WITH REGULATORY AGENCIES. The Company is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding, commitment letter or similar undertaking (each a "Regulatory Agreement"), with any Regulatory Agency or other Governmental Entity that restricts the conduct of its business, nor has the Company been notified by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     III.16    ENVIRONMENTAL MATTERS.

          (a) The Company is, and has been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the "EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment.

          (b) There is no material suit, claim, action or proceeding pending or, to the best knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment (as hereinafter defined) of any Hazardous Materials (as hereinafter defined) or Oil (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by the Company.

          (c) The Company has not received any notice regarding a matter on which a material suit, claim, action or proceeding as described in subsection
(b) of this Section 3.16 could reasonably be based. No facts or circumstances have come to the Company's attention which have caused it to believe that a material suit, claim, action or proceeding as described in subsection (b) of this Section 3.16 could reasonably be expected to occur.

          (d) During the period of the Company's ownership or operation of any of its current properties, there has been no material release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting such property. To the best knowledge of the Company prior to the period of the Company's ownership or operation of any of its current properties or any previously owned or operated properties but since March 31, 1995, there was no material release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting any such property.

          (e)  The following definitions apply for purposes of this
Agreement: (i) "Hazardous Material" means any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any other federal, state, or local environmental law, regulation, or requirement; (ii) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 ET SEQ., or any other federal, state, or local environmental law, regulation, or requirement; and
(iii) "Environment" means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium.

     III.17    PROPERTIES.

          (a) SCHEDULE 3.17 hereto contains a true, complete and correct list and a brief description (including carrying value) of all real properties owned by the Company. Except as set forth in SCHEDULE 3.17 hereto, the Company has good and marketable title to all the real property and all other property owned by it and included in the balance sheet of the Company as of January 31, 1998, and owns such property subject to no encumbrances, liens, mortgages, security interests or pledges, except such encumbrances, liens, mortgages, security interests and pledges that do not have a Material Adverse Effect on the Company or which do not and will not interfere with the use of the property as currently used by the Company, or the conduct of the business of the Company.

          (b) The Company has not received any notice of violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties and to the knowledge of the Company, there is no such violation of a material nature. Except as set forth in SCHEDULE 3.17 hereto, to the Company's actual knowledge, all buildings and structures used by the Company conform in all material respects with all applicable ordinances, codes and regulations, or are not required to conform due to grandfathering clauses contained in such ordinances, codes or regulations, except to the extent such noncompliance does not and will not have a Material Adverse Effect on the Company and which does not or will not interfere with the use of any property as currently used by the Company, or the conduct of the business of the Company.

          (c) SCHEDULE 3.17 contains a true, complete and correct list of all leases pursuant to which the Company leases any material real or personal property, and, in all cases, leases for store space, either as lessee or as lessor (the "Company Leases"). Assuming due authorization of the other party or parties thereto, each of the Company Leases is valid and binding on the Company, and valid and binding on and enforceable against all other respective parties to such leases, in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and general principles of equity). There are not under such

Company Leases any existing breaches, defaults, events of default by the Company, or events which with notice and/or lapse of time would constitute a breach, default or event of default by the Company, nor has the Company received notice of, or made a claim with respect to, any breach or default by any other party to such Company Leases. The Company enjoys quiet and peaceful possession of all such leased properties occupied by it as lessee.

     III.18 INSURANCE. The Company has made available to Holding true and complete copies of all material policies of insurance of the Company currently in effect. All of the policies relating to insurance maintained by the Company with respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement therefor) are in full force and effect and the Company has not received any notice of cancellation with respect thereto. Except as set forth on SCHEDULE 3.18 hereto, all life insurance policies on the lives of any of the current and former officers of the Company which are maintained by the Company or which are otherwise included as assets on the books of the Company (i) are, or will at the Effective Time be, owned by the Company, free and clear of any claims thereon by the officers or members of their families and are, or will be at the Effective Time, payable to the Company, except with respect to the death benefits thereunder, as to which the Company agrees that there will not be an amendment prior to the Effective Time without the consent of Holding, and (ii) are accounted for properly on the books of the Company in accordance with GAAP. The Company does not have any material liability for unpaid premiums or premium adjustments not properly reflected on the Company's financial statements contained in the SEC Reports. The Company has been and is adequately insured with respect to its property and the conduct of its business in such amounts and against such risks as are substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of the Company (including without limitation liability insurance and blanket bond insurance). All claims under any policy or bond have been duly and timely filed.

     III.19    TRANSACTIONS WITH CERTAIN PERSONS.

          (a) Except as set forth in SCHEDULE 3.19 hereto, neither the Company, nor any director, officer, agent or employee of the Company acting on behalf of the Company, nor any other person or entity acting on behalf of the Company, has, contrary to law, (i) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person or entity who is or may be in a position to help or hinder the Company in connection with any proposed transaction involving the Company, (ii) used any corporate or other funds for contributions, payments, gifts, or entertainment, or made any expenditures relating to political activity to, or on behalf of, government officials or other persons or entities, (iii) accepted or received any contributions, payments, gifts or expenditures or (iv) had any transaction or payment on behalf of the Company which was not properly recorded in the consolidated books and records of the Company or disclosed on the consolidated financial statements of the Company in accordance with GAAP.

          (b) Except as set forth in SCHEDULE 3.19 hereto and except as expressly contemplated by this Agreement, the Company has no transaction with any officer, director or greater-than-5% shareholder of the Company or any "associate" (as defined in Rule 14a-1 under the Exchange Act) of any such officer, director or shareholder or "affiliates" (as defined in Rule 144(a)(1) of the Securities Act) of any such officer, director or shareholder, other than transactions in the ordinary course of business on terms substantially the same as those prevailing at the time for comparable transactions with other, unaffiliated persons, and which did not and do not involve any unusual risk (including of non-collectibility) or other features unfavorable to the Company.

     III.20 DISCLOSURE. No representation or warranty contained in this Agreement or any Schedule to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information material to the Merger and which is necessary to make the representations and warranties herein contained not misleading, has been withheld from, or has not been delivered in writing to Holding.

     III.21 REGULATORY APPROVALS. The Company is not, as of the date hereof, aware of any reason why the regulatory approvals, including without limitation those approvals required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), required to be obtained by the Company or to consummate the Merger would not be satisfied within the time frame customary for transactions of the nature contemplated thereby.

     III.22 LABOR MATTERS. The Company is not a party to any collective bargaining or other labor union or guild contract. There is no pending or, to the best knowledge of the Company, threatened, labor dispute, strike or work stoppage against the Company which may interfere with the business activities of the Company. Neither the Company nor its representatives or employees, has committed any unfair labor practices in connection with the operation of the business of the Company, and there is no pending or, to the best knowledge of the Company, threatened, charge or complaint against the Company by the National Labor Relations Board or any comparable state agency.

     III.23    INTELLECTUAL PROPERTY.   The Company owns or possesses valid
and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks ("Intellectual Property") used in its business. All material Intellectual Property used in the Company's business is set forth on
SCHEDULE 3.23 hereto. The Company has not received any notice of conflict with respect to any of the Intellectual Property set forth on SCHEDULE 3.23 hereto that asserts the right of others. The Company has performed in all material respects all the obligations required to be performed by it with respect to any of the Intellectual Property set forth on SCHEDULE 3.23 hereto and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

                           ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF HOLDING AND SUB

     Holding and Sub hereby represent and warrant to the Company as follows:

     IV.1 CORPORATE ORGANIZATION.

          (a   Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sub. The Amended Certificate of Incorporation and Bylaws of Sub, copies of which have previously been delivered to the Company, are true and complete copies of such documents as in effect as of the date of this Agreement.

          (b   Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holding has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, either individually or in the aggregate, would not have a Material Adverse Effect on Holding. The Amended and Restated Certificate of Incorporation and Bylaws of Holding, copies of which have previously been delivered to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

          (c   Holding has no direct or indirect Subsidiaries other than Sub and Avon Trading Corp. ("Avon"). Holding is the sole shareholder of Sub, and Sub is the sole shareholder of Avon. Other than Sub and Avon, Holding does not own, control or hold with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, except for less than five percent (5%) of any equity security registered under the Exchange Act. Sub has no direct or indirect Subsidiaries, other than Avon. Other than Avon, Sub does not own, control or hold with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, except for less than five percent (5%) of any equity security registered under the Exchange Act.

          (d) Avon has no business, assets or liabilities other than the Agreement by and between Avon and Local 313 Northern New England Boston Joint Board District Council Union of Needletrades, Industrial and Textile Employees (Unite) AFL-CIO dated April 15, 1998 and effective January 1, 1998 and certain agreements in connection with the Loan and Security Agreement by and between Congress Financial Corporation and Hit or Miss Inc. dated October 4, 1995.

          (e) The minute books of each of Holding and Sub contain true, complete and accurate records of all meetings and other corporate actions held or taken of their respective shareholders and boards of directors (including committees of their respective boards of directors).

     IV.2 CAPITALIZATION.

          (a   The authorized capital stock of Holding consists of 650,000 shares of Holding Common Stock and 350,000 shares of Holding Preferred Stock, each entitled to one (1) vote per share. As of the date of this Agreement, there are (w) 15,450 shares of Holding Common Stock issued and outstanding and 17,250 shares of Holding Common Stock held in Holding's Treasury, and (x) 10,000 shares of Holding Common Stock reserved for issuance upon the exercise of outstanding stock options or otherwise, and there are (y) 212,500 shares of Holding Preferred Stock issued and outstanding, and (z) no shares of Holding Preferred Stock reserved for issuance upon the exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Holding Common Stock and Holding Preferred Stock have been duly authorized and validly issued and are fully paid, non-assessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in SCHEDULE 4.02 hereto, Holding does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Holding Common Stock, Holding Preferred Stock or any other equity security of Holding or any securities representing the right to purchase or otherwise receive any shares of Holding Common Stock, Holding Preferred Stock or any other equity security of Holding. Except as set forth in SCHEDULE 4.02 hereto, there are no bonds, debentures, notes or other indebtedness of Holding having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which shareholders of Holding may vote.

          (b   Holding's sole direct or indirect Subsidiaries are Sub and
Avon. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 ("Sub Stock"). As of the date of this Agreement, there are 100 shares of Sub Stock issued and outstanding. The authorized capital stock of Avon consists of 12,500 shares of common stock, no par value ("Avon Stock"). As of the date of this Agreement, there is one share of Avon Stock issued and outstanding. All of the issued and outstanding shares of Sub Stock and Avon Stock are duly authorized and validly issued and are fully paid, non-assessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Sub nor Avon has, nor is bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Sub or Avon, as the case may be, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Sub or Avon, as the case may be. At the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Sub or Avon will be bound calling for the purchase or issuance of any shares of the capital stock of Sub or Avon. Except as set forth in SCHEDULE 4.02 hereto, there are no bonds, debentures, notes or other indebtedness of Sub or Avon having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which shareholders of Sub or Avon, as the case may be, may vote.

          (c   Except as set forth in SCHEDULE 4.02 hereto and except as
contemplated herein, there are no agreements or understandings, with respect to the voting of any shares of Holding Common Stock, Holding Preferred Stock or Sub Stock or which restrict the transfer of such shares, to which Holding or Sub is a party, and to the knowledge of Holding and Sub, there are no such agreements or understandings to which Holding or Sub is not a party with respect to the voting of any such shares or which restrict the transfer of such shares, other than applicable federal and state securities laws.

          (d   All dividends on Holding Common Stock and Sub Stock which have been declared prior to the date of this Agreement have been paid in full.

          (e   Set forth on SCHEDULE 4.02 hereto is a list of each
Registration Rights Agreement pursuant to which Holding or Sub is obligated to register any securities.

     IV.3 AUTHORITY; NO VIOLATION.

          (a   Holding and Sub each have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Holding and Sub and the consummation by Holding and Sub of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Holding and Sub. Subject to the requirements of applicable law, the Board of Directors of Holding has directed that this Agreement and the transactions contemplated hereby be submitted to Holding's shareholders respectively for approval at a meeting of such shareholders (the "Holding Shareholder Meeting," together with the Company Shareholder Meeting, the "Shareholder Meetings") and has voted to recommend that its shareholders approve and adopt this Agreement and the transactions contemplated thereby and, except for the adoption of this Agreement by the requisite vote of Holding's shareholders and the filing of the Certificates of Merger, no other corporate proceedings on the part of Holding or Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Holding and Sub and (assuming the due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Holding and Sub, enforceable against Holding and Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b   Except as set forth in SCHEDULE 4.03 hereto, neither the
execution and delivery of this Agreement by each of Holding and Sub, nor the performance of this Agreement by either Holding or Sub, as the case may be, nor compliance by either Holding or Sub with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Amended and Restated Certificate of Incorporation or Bylaws of Holding, the Amended Certificate of Incorporation or Bylaws of Sub, as the case may be, or (ii) assuming that the consents and approvals referred to in
Section 4.04(a) hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Holding, Sub or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Holding or Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Holding or Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, including without limitation, the Senior Subordinated Note due October 1, 2004, as amended effective August 1, 1997 by and between Sub and The TJX Companies, Inc., (the "Note"), except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on or Holding or Sub.

     IV.4 CONSENTS AND APPROVALS.

          (a   Except for (i) the filing with the SEC of the Registration
Statement, (ii) the approval of this Agreement by the requisite vote of the shareholders of Holding, (iii) the filing of the Certificates of Merger with the Michigan Secretary pursuant to the MBCA and with the Delaware Secretary pursuant to the DGCL to effect the Merger, (iv) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of shares of Company Common Stock pursuant to this Agreement, and (v) such filings, authorizations, consents or approvals as may be set forth in SCHEDULE 4.04 hereto, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Holding and Sub of this Agreement and the consummation by Holding and Sub of the Merger and the other transactions contemplated hereby.

          (b   Subject to obtaining the consents or approvals set forth in
Section 4.04(a) hereof, the interest of Holding and Sub in all material claims, contracts, licenses, leases and commitments and all of the other assets in which Holding or Sub have an interest shall not, upon the consummation of the transactions contemplated hereby, including the Merger, be terminated or defaulted in any manner whatsoever by said consummation, except where such termination or default would not have a Material Adverse Effect on Holding or Sub, as the case may be. All material claims, contracts, licenses, leases, commitments and assets of Holding shall be the property of the Surviving Corporation immediately thereafter, and the Surviving Corporation shall have all of the right, title and interest which Holding had available to it prior to the consummation of the Merger in and to such claims, contracts, licenses, leases, commitments and assets. The interest of Holding and Sub in all material claims, contracts, licenses, leases, commitments and assets which are not terminated or defaulted by consummation of the transactions contemplated hereby is sufficient to allow the Surviving Corporation to operate the business of Holding and Sub, as currently conducted.

     IV.5 FINANCIAL STATEMENTS.

          (a   Holding has previously delivered to the Company copies of the audited consolidated balance sheets of Holding and Sub as of February 3, 1996 and February 1, 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1995 through 1996, inclusive and the unaudited consolidated balance sheet of Holding as of January 31, 1998 and the unaudited statements of income and cash flows for the fiscal year ended January 31, 1998. The February 1, 1997 and January 31, 1998 consolidated balance sheets of Holding (including the related notes, where applicable) fairly present in all material respects the consolidated financial position of Holding and Sub as of the date thereof, and the other financial statements referred to in this Section 4.05 (including the related notes, where applicable) fairly present in all material respects and the financial statements referred to in Section 6.06 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) in all material respects, the results of the consolidated operations and changes in shareholders' equity and cash flows of Holding and Sub for the respective fiscal periods or as of the respective dates therein set forth and each of such statements (including the related notes, where applicable) has been and the financial statements referred to in Section 6.06 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, which do not include footnote disclosure and are subject to normal, immaterial audit adjustments.

          (b   The books and records of Holding and Sub have been, and are being, maintained in accordance with applicable legal and accounting requirements, reflect only actual transactions and reflect all of their assets, liabilities and accruals and all of their items of income and expense in accordance with GAAP. All accounting ledgers and other books and records of Holding and Sub are located at the principal office of Holding and Sub, respectively, are true, complete and correct, and present fairly the financial condition, results of operations and changes in financial position of Holding and Sub as of the date and for the periods indicated.

          (c   Except as set forth in SCHEDULE 4.05 hereto and except for liabilities incurred since January 31, 1998 in the ordinary course of business consistent with past practice, neither Holding nor Sub has any material liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) which are not adequately reserved or reflected on the consolidated balance sheet of Holding as of January 31, 1998, except for liabilities or obligations which in the aggregate do not exceed $100,000 or are related to the Merger, and there do not exist any circumstances that, to the best knowledge of Holding and Sub, could reasonably be expected to result in any such liabilities or obligations.

     IV.6 BROKER'S FEES. Neither Holding, Sub, nor any of their officers or directors, has employed any broker or finder or incurred any liability for any broker's fee, commission or finder's fee in connection with any of the transactions contemplated by this Agreement.

     IV.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be set forth in SCHEDULE 4.07 hereto, since January 31, 1998, there has not been any Material Adverse Effect on Holding or Sub and, to the best knowledge of Holding and Sub, no fact or condition exists which will, or is reasonably likely to, cause such a Material Adverse Effect on Holding or Sub in the future.

     IV.8 LEGAL PROCEEDINGS. Except as set forth in SCHEDULE 4.08 hereto, Holding and Sub are not party to any, and there are no pending or, to Holding's or Sub's actual knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting Holding, Sub or any property or asset of Holding or Sub, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which would, either individually or in the aggregate, have a Material Adverse Effect and no facts or circumstances have come to Holding's or Sub's attention which have caused either of them to believe that a claim, action, proceeding or investigation against or affecting Holding could reasonably be expected to occur. Neither Holding nor Sub, nor any property or asset of Holding or Sub, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     IV.9 TAXES AND TAX RETURNS.

          (a   Holding and Sub have duly filed all material federal, state, county and local information returns and tax returns required to be filed by them on or prior to the date hereof (all such returns being true and complete in all material respects) and have duly paid, discharged or made provisions for the payment of all material Taxes (as hereinafter defined) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county or local taxing authorities on or prior to the date hereof (including without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and use and payrolls, any net worth tax), other than Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined. The amounts set up as reserves for Taxes on the consolidated balance sheet of Holding as of August 31, 1997 are reasonably sufficient in the aggregate for the payment of all unpaid federal, state, county and local Taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the period ended August 31, 1997 and all prior periods covered by such returns, and for which Holding or Sub is liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. The federal income tax returns of Holding and Sub have not, since October 1, 1995, been examined by the IRS. Except as set forth in SCHEDULE 4.09 hereto, the State of Delaware and the Commonwealth of Massachusetts tax returns of Holding and Sub, and any other state tax returns of Holding and Sub, have not, since October 1, 1995, been examined by the Department of Revenue of the State of Delaware or the Commonwealth of Massachusetts or any other state taxing authority. There are no disputes pending or claims asserted for Taxes or assessments upon Holding or Sub, nor has Holding or Sub been requested to give any waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (a) proper and accurate amounts have been withheld by Holding and Sub from their respective employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state, county and local laws, (b) federal, state, county and local returns which are accurate and complete in all material respects have been filed by Holding and Sub for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, and (c) the amounts shown on such returns to be due and payable have been paid in full in all material respects or adequate provision therefor has been included by Holding in its consolidated financial statements for the period ended August 31, 1997.

          (b   No property of Holding or Sub is property that Holding or Sub is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Except as set forth in
SCHEDULE 4.09 hereto neither Holding nor Sub has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Holding or Sub, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in SCHEDULE 4.09 hereto, neither Holding nor Sub is a party to any agreement, contract or arrangement that would, individually or in the aggregate, upon consummation of the transactions contemplated hereby, result in the payment of an "excess parachute payment" within the meaning of
Section 280G of the Code or that could result in payments that would be nondeductible pursuant to Section 162(m) of the Code.

          (c   As of August 31, 1997, Holding had a consolidated net operating loss for federal tax purposes of approximately $7,629,344.

     IV.10     EMPLOYEE BENEFIT PLANS.

          (a   SCHEDULE 4.10 hereto sets forth a true and complete list of all Plans maintained or contributed to by Holding or Sub since October 1, 1995. The term "Plans" for purposes of this Article IV means all employee benefit plans, arrangements or agreements that are maintained or contributed to, or that were maintained or contributed to at any time since October 1, 1995, by Holding or Sub or by any ERISA Affiliate, all of which together with Holding or Sub would be deemed a "single employer" within the meaning of
Section 4001 of ERISA. Notwithstanding the foregoing, the term "Plans" shall not include any "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

          (b   Except as may be provided in SCHEDULE 4.10, Holding has
heretofore delivered to the Company true and complete copies of each of the Plans and all related documents, including but not limited to (i) all required Forms 5500 and all related schedules for such Plans (if applicable) for each of the last two years, (ii) the actuarial report for such Plan (if applicable) for each of the last two years, and (iii) the most recent determination letter from the IRS (if applicable) for such Plan.

          (c   (i) Except as may be provided in SCHEDULE 4.10 hereto, each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of
Section 401(a) of the Code has been maintained so as to qualify from the effective date of such Plan to the Effective Time, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, based upon the actuarial assumptions currently used by the Plan for IRS funding purposes, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has been no "accumulated funding deficiency" (whether or not waived), (iv) except as set forth in SCHEDULE 4.10 hereto, no Plan provides benefits, including without limitation death, medical or other benefits (whether or not insured), with respect to current or former employees of Holding or Sub or any ERISA Affiliate beyond their retirement or other termination of service, other than (u) coverage mandated by applicable law,
(v) life insurance death benefits payable in the event of the death of a covered employee, (w) disability benefits payable to disabled former employees, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Holding or Sub or any ERISA Affiliate or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) with respect to each Plan subject to Title IV of ERISA, no liability under Title IV of ERISA has been incurred by Holding or Sub or any ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to Holding or Sub or any ERISA Affiliate of incurring a material liability to or on account of such Plan, and there has been no "reportable event" (within the meaning of Section 4043 of ERISA and the regulations thereunder), (vi) except as set forth on
SCHEDULE 4.10 hereto, neither Holding nor Sub nor any ERISA Affiliate has ever maintained or contributed to a "multiemployer plan" as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Holding or Sub as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Holding nor Sub nor any ERISA Affiliate has engaged in a transaction in connection with which Holding or Sub or any ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Plans to fail to be deductible for federal income tax purposes under Sections 280G or 162(m) of the Code, and (x) there are no pending or, to the best knowledge of Holding or Sub, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

          (d    With respect to any Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA) (i) no such Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(a) of the Code, and (ii) each such Plan complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA, and COBRA.

          (e   Except as prohibited by law (including Section 411(d)(6) of the Code), each Plan may be amended, terminated, modified or otherwise revised by Holding, its Subsidiaries or its ERISA Affiliates as of the Effective Time to eliminate, without material effect, any and all future benefit accruals under any Plan (except claims incurred under any welfare plan).

          (f   With respect to each plan identified on SCHEDULE 4.10 hereto that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA and except as noted on such SCHEDULE 4.10 or on SCHEDULE 5.02, (i) neither Holding nor Sub nor any ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability, (ii) neither Holding nor Sub nor any ERISA Affiliate has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent, (iii) neither Holding nor Sub nor any ERISA Affiliate has failed to make any required contribution, (iv) to the best knowledge of Holding and Sub, no such plan is a party to any pending merger or asset or liability transfer, (v) to the best knowledge of Holding and Sub, there are no Pension Benefit Guaranty Corporation proceedings against or affecting any such plan, (vi) neither Holding nor Sub nor any ERISA Affiliate has any withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA, and (vii) neither Holding nor Sub nor any ERISA Affiliate has engaged in a transaction in connection with which Holding or Sub or any ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

          (g   SCHEDULE 4.10 hereto includes for each multiemployer plan, the most recent estimate of potential withdrawal liability of Holding, Sub and any ERISA Affiliate, as calculated by such multiemployer plan as of December 31, 1996, and identifies the specific obligor. Except as disclosed in
SCHEDULE 4.10 hereto, to the best knowledge of Holding and Sub, nothing has occurred or is expected to occur that would materially increase the amount of the total potential withdrawal liability of a specified obligor for any such plan over the amount shown in SCHEDULE 4.10 hereto.

     IV.11 HOLDING AND SUB INFORMATION. The information supplied by Holding and Sub relating to Holding or Sub contained in the Registration Statement, or in any other document filed with any other regulatory agency in connection herewith, will not contain, on the date of mailing of the Proxy Statement and on the date of the Company Shareholder Meeting or in any document in connection with the Holding Shareholder Meeting, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not false or misleading or necessary to correct any statement to any earlier communication with respect to the Holding Shareholder Meeting which shall have become false or misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and the rules and regulations of the SEC with respect thereto. Nothing in this Section 4.11 relates to any information concerning the Company or its business, contracts, litigation, shareholders, directors or officers.

     IV.12 COMPLIANCE WITH APPLICABLE LAW; CERTAIN AGREEMENTS. Holding and Sub hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under and pursuant to all, and have complied with and are not in conflict with, or in default or violation of any, (a) statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to Holding or Sub or by which any property or asset of Holding or Sub is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holding or Sub is a party or by which Holding or Sub or any property or asset of Holding or Sub is bound or affected, except for any such non-compliance, conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect; and neither Holding nor Sub knows of, or has received notice of, any material violations of any of the above.

     IV.13     CERTAIN CONTRACTS.

          (a   Except as set forth in SCHEDULE 4.13 hereto, neither Holding nor Sub is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer or employee, or with respect to the employment of any consultant which cannot be terminated with a payment of less than $50,000, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from Holding or Sub to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement,
(iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on ninety (90) days or less notice and involves the payment of more than $50,000 per annum, (v) which restricts the conduct of any line of business by Holding or Sub, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Holding has previously delivered to the Company true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which Holding or Sub is a party. Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in SCHEDULE 4.13 hereto is referred to herein as a "Holding Contract".

          (b   (i)  Each Holding Contract is legal, valid and binding upon
Holding or Sub, as the case may be, assuming due authorization of the other party or parties thereto, and in full force and effect, (ii) Holding or Sub each has in all material respects performed all obligations required to be performed by it to date under each such Holding Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Holding or Sub under any such Holding Contract.

     IV.14 AGREEMENTS WITH REGULATORY AGENCIES. Neither Holding nor Sub is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding, commitment letter or similar undertaking, with any Regulatory Agency or other Governmental Entity that restricts the conduct of its business, nor has Holding or Sub been notified by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     IV.15     ENVIRONMENTAL MATTERS.

          (a   Except as set forth in SCHEDULE 4.15 hereto, each of Holding and Sub are, and have been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the EPA and of state and local agencies with jurisdiction over pollution or protection of the environment.

          (b   Except as set forth in SCHEDULE 4.15 hereto, there is no
material suit, claim, action or proceeding pending or, to the best knowledge of Holding or Sub, threatened, before any Governmental Entity or other forum in which Holding or Sub has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Materials or Oil whether or not occurring at or on a site owned, leased or operated by Holding or Sub.

          (c   Except as set forth in SCHEDULE 4.15 hereto, neither Holding nor Sub has received any notice regarding a matter on which a material suit, claim, action or proceeding as described in subsection (b) of this Section
4.15 could reasonably be based. Except as set forth in SCHEDULE 4.15 hereto, no facts or circumstances have come to Holding's or Sub's attention which have caused either to believe that a material suit, claim, action or proceeding as described in subsection (b) of this Section 4.15 could reasonably be expected to occur.

          (d   Except as set forth in SCHEDULE 4.15 hereto, during the period of Holding's or Sub's ownership or operation of any of their respective current properties, there has been no material release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting such property. Except as set forth in SCHEDULE 4.15 hereto, to the best knowledge of Holding and Sub prior to the period of Holding's or Sub's ownership or operation of any of their respective current properties or any previously owned or operated properties but since October 1, 1995 there was no material release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting any such property.

     IV.16     PROPERTIES.

          (a   SCHEDULE 4.16 hereto contains a true, complete and correct list and a brief description (including carrying value) of all real properties, owned by Holding and Sub. Except as set forth in SCHEDULE 4.16 hereto, Holding and Sub each has good and marketable title to all the real property and all other property owned by it and included in the consolidated balance sheet of Holding as of January 31, 1998, and owns such property subject to no encumbrances, liens, mortgages, security interests or pledges, except such encumbrances, liens, mortgages, security interests and pledges that do not have a Material Adverse Effect on Holding or Sub or which do not and will not interfere with the use of the property as currently used by Holding or Sub, or the conduct of the business of Holding or Sub.

          (b   Neither Holding nor Sub has received any notice of violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties and to the knowledge of Holding and Sub, there is no such violation of a material nature. Except as set forth in SCHEDULE 4.16 hereto, to Holding's and Sub's actual knowledge, all buildings and structures used by Holding or Sub conform in all material respects with all applicable ordinances, codes and regulations, or are not required to conform due to grandfathering clauses contained in such ordinances, codes or regulations, except to the extent such noncompliance does not and will not have a Material Adverse Effect on Holding or Sub and which does not or will not interfere with the use of any property as currently used by Holding or Sub, or the conduct of the business of Holding or Sub.

          (c   SCHEDULE 4.16 hereto contains a true, complete and correct list of all leases pursuant to which Holding or Sub lease any material real or personal property, and, in all cases, leases for store space, either as lessee, as lessor (the "Holding Leases"). Assuming due authorization of the other party or parties thereto, each of the Holding Leases is valid and binding on Holding or Sub, as the case may be, and valid and binding on and enforceable against all other respective parties to such leases, in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and general principles of equity). There are not under such Holding Leases any existing breaches, defaults, events of default by Holding or Sub, or events which with notice and/or lapse of time would constitute a breach, default or event of default by Holding or Sub, nor has Holding or Sub received notice of, or made a claim with respect to, any breach or default by any other party to such Holding Leases. Holding and Sub each enjoy quiet and peaceful possession of all such leased properties occupied by it as lessee.

     IV.17 INSURANCE. Holding has made available to the Company true and complete copies of all material policies of insurance of Holding and Sub currently in effect. All of the policies relating to insurance maintained by Holding or Sub with respect to their material properties and the conduct of their business in any material respect (or any comparable policies entered into as a replacement therefor) are in full force and effect and neither Holding nor Sub has received any notice of cancellation with respect thereto. Except as set forth on SCHEDULE 4.17 hereto, all life insurance policies on the lives of any of the current and former officers of Holding or Sub which are maintained by Holding or Sub or which are otherwise included as assets on the books of Holding or Sub (i) are, or will at the Effective Time be, owned by Holding or Sub, free and clear of any claims thereon by the officers or members of their families and are, or will be at the Effective Time, payable to Holding or Sub, except with respect to the death benefits thereunder, as to which Holding and Sub each agree that there will not be an amendment prior to the Effective Time without the consent of the Company, and (ii) are accounted for properly on the books of Holding or Sub, as the case may be, in accordance with GAAP. Neither Holding nor Sub has any material liability for unpaid premiums or premium adjustments not properly reflected on Holding's consolidated financial statements. Each of Holding and Sub has been and is adequately insured with respect to its property and the conduct of its business in such amounts and against such risks as are substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Holding and Sub (including without limitation liability insurance and blanket bond insurance). All claims under any policy or bond have been duly and timely filed.

     IV.18     TRANSACTIONS WITH CERTAIN PERSONS.

          (a   Except as set forth in SCHEDULE 4.18 hereto, neither Holding nor Sub, nor any director, officer, agent or employee of Holding or Sub acting on behalf of Holding or Sub, nor any other person or entity acting on behalf of Holding or Sub, has, contrary to law, (i) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person or entity who is or may be in a position to help or hinder Holding or Sub in connection with any proposed transaction involving Holding or Sub, (ii) used any corporate or other funds for contributions, payments, gifts, or entertainment, or may any expenditures relating to political activity to, or on behalf of, government officials or other persons or entities, (iii) accepted or received any contributions, payments, gifts or expenditures or
(iv) had any transaction or payment on behalf of Holding or Sub which was not properly recorded in the consolidated books and records of Holding or disclosed on the consolidated financial statements of Holding in accordance with GAAP.

          (b   Except as set forth in SCHEDULE 4.18 hereto and except as
expressly contemplated by this Agreement, neither Holding nor Sub has any transaction with any officer, director or greater-than-5% shareholder of Holding or Sub, or any associate (as defined in Rule 14a-1 under the Exchange
Act) of any such officer, director or shareholder or "affiliates" (as defined in Rule 144(a)(1) of the Securities Act) of any such officer, director or shareholder.

     IV.19 DISCLOSURE. No representation or warranty contained in this Agreement or any Schedule to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information material to the Merger and which is necessary to make the representations and warranties herein contained not misleading, has been withheld from, or has not been delivered in writing to the Company.

     IV.20 REGULATORY APPROVALS. Holding is not, as of the date hereof, aware of any reason why the regulatory approvals, including without limitation those approvals required pursuant to the HSR Act, required to be obtained by it or Sub to consummate the Merger would not be satisfied within the time frame customary for transactions of the nature contemplated thereby.

     IV.21 LABOR MATTERS. Except as disclosed in SCHEDULE 4.21 hereto, neither Holding nor Sub is a party to any collective bargaining or other labor union or guild contract. There is no pending or, to the best knowledge of Holding, threatened, labor dispute, strike or work stoppage against Holding or Sub which may interfere with the respective business activities of Holding or Sub. Neither Holding nor Sub, nor, their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of Holding or Sub, and there is no pending or, to the best knowledge of Holding or Sub, threatened, charge or complaint against Holding or Sub by the National Labor Relations Board or any comparable state agency.

     IV.22     INTELLECTUAL PROPERTY.   Holding and Sub each owns or
possesses valid and binding licenses and other rights to use without payment of any material amount all material Intellectual Property used in its businesses. All material Intellectual Property used in Holding's or Sub's business is set forth on SCHEDULE 4.22 hereto. Neither Holding nor Sub has received any notice of conflict with respect to any of the Intellectual Property set forth in SCHEDULE 4.22 that asserts the right of others. Holding and Sub each has performed in all material respects all the obligations required to be performed by them with respect to any of the Intellectual Property set forth in SCHEDULE 4.22 hereto and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

                           ARTICLE V

           COVENANTS RELATING TO CONDUCT OF BUSINESS

     V.1 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Holding, the Company shall carry on its business in the ordinary course consistent with past practice. The Company will use all reasonable efforts to (x) preserve its business organization, (y) keep available the present services of its employees and (z) preserve for itself and Holding the goodwill of the customers of the Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in SCHEDULE 5.01 hereto or as otherwise contemplated by this Agreement or consented to in writing by Holding, whose consent shall not be unreasonably withheld or delayed, the Company shall not:

          (a   declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

          (b   (i)  split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or
(ii) repurchase,
redeem or otherwise acquire, any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company;

          (c   issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

          (d   amend its Restated Articles of Incorporation, or Bylaws, or elect or appoint any new directors, except as required to comply with Sections 1.07 and 1.08 hereof;

          (e   make any capital expenditures in excess of $100,000
individually, or $250,000 in the aggregate;

          (f   enter into any new line of business;           (g   acquire or
agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in the ordinary course of business, which would be material to the Company;

          (h   take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in breach of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (i) change its methods of accounting in effect at January 31, 1998, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

          (j) (i) except as required by applicable law or to maintain qualification pursuant to the Code, (x) adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company and one or more of its current or former directors, officers or employees or (y) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or
(ii) except as contemplated by Section 1.09 hereof, enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee;

          (k) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368(a)(1)(A) of the Code;

          (l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (m) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

          (n) make any material tax election or settle or compromise any material federal, state, local or foreign tax liability;

          (o) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet as of January 31, 1998, or subsequently incurred in the ordinary course of business and consistent with past practice;

          (p) enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination, or make any commitment with respect to: (i) any contract, agreement or lease for office space, operations space or store space to which the Company is a party or by which the Company or its property is bound; PROVIDED, HOWEVER, that, notwithstanding the foregoing, the Company may renew, amend or terminate any contract, agreement or lease for store space on arm's length terms, consistent with past practices; and (ii) regardless of whether consistent with past practices, any lease, contract, agreement or commitment (other than for office space, operations space or store space) involving an aggregate payment by or to the Company of more than $50,000 or having a term of one year or more from the time of execution;

          (q) waive any material right, whether in equity or at law, that it has with respect to any loan, except in the ordinary course of business consistent with prudent banking practices; or

          (r)  agree to do any of the foregoing.

     V.2 COVENANTS OF HOLDING AND SUB. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, Holding and Sub shall carry on their respective businesses in the ordinary course consistent with past practice. Holding and Sub will use all reasonable efforts to (x) preserve their present business organizations intact, (y) keep available the present services of their employees and (z) preserve for themselves and the Company the goodwill of the customers of Holding and Sub and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in SCHEDULE 5.02 hereto or as otherwise contemplated by this Agreement or consented to in writing by the Company, whose consent shall not be unreasonably withheld or delayed, neither Holding nor Sub shall:

          (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

          (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or
(ii) repurchase, redeem or otherwise acquire shares of the capital stock of Holding or Sub, or any securities convertible into or exercisable for any shares of the capital stock of the Holding or Sub;

          (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

          (d) amend its Certificate of Incorporation or Bylaws in effect on the date hereof or elect or appoint directors;

          (e) make any capital expenditures in excess of $100,000 individually, or $250,000 in the aggregate;

          (f)  enter into any new line of business;

          (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in the ordinary course of business, which would be material to Holding or Sub;

          (h) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in breach of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (i) change its methods of accounting in effect at January 31, 1998, except as required by changes in GAAP or regulatory accounting principles as concurred to by Holding's independent auditors;

          (j) (i) except as required by applicable law or to maintain qualification pursuant to the Code, (x) adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Holding or Sub and one or more of its current or former directors, officers or employees or (y) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or
(ii) except as contemplated by Section 1.09 hereof, enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of Holding or Sub, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee;

          (k) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368(a)(1)(A) of the Code;

          (l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (m) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

          (n) make any material tax election or settle or compromise any material federal, state, local or foreign tax liability;

          (o) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet as of January 31, 1998, or subsequently incurred in the ordinary course of business and consistent with past practice;

          (p) enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination, or make any commitment with respect to: (i) any contract, agreement or lease for office space, operations space or store space to which the Company is a party or by which the Company or its property is bound; PROVIDED, HOWEVER, that, notwithstanding the foregoing, Holding and Sub may renew, amend or terminate any contract, agreement or lease for store space on arm's length terms, consistent with past practices; and (ii) regardless of whether consistent with past practices, any lease, contract, agreement or commitment (other than for office space, operations space or store space) involving an aggregate payment by or to Holding and Sub of more than $50,000 or having a term of one year or more from the time of execution;

          (q) waive any material right, whether in equity or at law, that it has with respect to any loan, except in the ordinary course of business consistent with prudent banking practices; or

          (r)  agree to do any of the foregoing.

     V.3  NO SOLICITATION; NON-DISCLOSURE.

          (a) Neither the Company nor any of its directors, officers, employees, representatives, agents and advisors or other persons controlled by the Company shall solicit or hold discussions or negotiations with, or assist or provide any information to, any Third Party, concerning any merger, business combination, disposition of a significant portion of its assets, or acquisition of a significant portion of its capital stock or similar transactions (each, an "Acquisition Proposal") involving the Company.
Nothing contained in this Section shall prohibit the Company or its Board of Directors from taking, and disclosing to the Company's shareholders a position with respect to, a tender offer by a Third Party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making such other disclosure to the Company's shareholders which, in the judgment of its Board of Directors, based upon the advice of counsel, may be required under applicable law. Notwithstanding the foregoing, the Company may discuss and negotiate, subject to the second to last sentence of this Section 5.03(a), with, and assist and provide information to, any Third Party which after the date hereof makes an unsolicited written bona fide offer (including any unsolicited written bona fide offer subject to customary due diligence) to consummate an Acquisition Proposal if the Board of Directors of the Company determines in good faith, (x) upon advice of its independent financial advisors that the Acquisition Proposal, if consummated as proposed, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement, including consideration of, among other matters, the ability of the Third Party to obtain any financing necessary to consummate the Acquisition Proposal and (y) after receiving advice from its outside legal counsel and based upon such advice that the failure to take any such action could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law (any such Acquisition Proposal being referred to herein as a "Superior Offer"). The Company agrees to terminate, immediately following the execution of this Agreement, any pending discussions or negotiations with Third Parties (other than with Holding and Sub) with respect to any possible Acquisition Proposal including the Company. The Company will promptly communicate to Holding, in reasonable detail, the terms and conditions of any Acquisition Proposal involving the Company, including, without limitation, the amount and form of the proposed consideration and whether such Acquisition Proposal is subject to financing, due diligence or any other material conditions, and the identity of the party making such Acquisition Proposal. For purposes of this Agreement, "Third Party" shall mean any corporation, partnership, person, or other entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Holding, Sub or the Company or any of their respective directors, officers, partners, members, managers, employees, representatives, affiliates and agents.

          (b) Neither Holding, Sub nor any of their directors, officers, employees, representatives, agents and advisors or other persons controlled by Holding or Sub shall solicit or hold discussions or negotiations with, or assist or provide any information to, any Third Party, concerning any merger, business combination, disposition of a significant portion of its assets, or acquisition of a significant portion of its capital stock or similar transactions (each, a "Holding Acquisition Proposal") involving Holding or Sub. Nothing contained in this Section shall prohibit Holding or its Board of Directors from making any disclosures to Holding's shareholders which, in the judgment of its Board of Directors, based upon the advice of counsel, may be required under applicable law. Notwithstanding the foregoing, Holding or Sub may discuss and negotiate, subject to the last sentence of this Section 5.03(b), with, and assist and provide information to, any Third Party which after the date hereof makes an unsolicited written bona fide offer (including any unsolicited written bona fide offer subject to customary due diligence) to consummate a Holding Acquisition Proposal if the Board of Directors of Holding or Sub determines in good faith, (x) upon advice of its independent financial advisors that the Holding Acquisition Proposal, if consummated as proposed, would result in a transaction more favorable to Holding's stockholders from a financial point of view than the transactions contemplated by this Agreement, including consideration of, among other matters, the ability of the Third Party to obtain any financing necessary to consummate the Holding Acquisition Proposal and (y) after receiving advice from its outside legal counsel and based upon such advice that the failure to take any such action could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law (any such Holding Acquisition Proposal being referred to herein as a "Holding Superior Offer"). Holding and Sub each agrees to terminate, immediately following the execution of this Agreement, any pending discussions or negotiations with Third Parties (other than with the Company) with respect to any possible Holding Acquisition Proposal including Holding or Sub. Holding and Sub will promptly communicate to the Company, in reasonable detail, the terms and conditions of any Holding Acquisition Proposal involving Holding or Sub, including, without limitation, the amount and form of the proposed consideration and whether such Holding Acquisition Proposal is subject to financing, due diligence or any other material conditions, and the identity of the party making such Holding Acquisition Proposal.

          (c) No party (or its representatives, agents, counsel or accountants) hereto shall disclose to any Third Party, other than the potential lenders previously disclosed to the Company and Holding in writing, any confidential or proprietary information about the business, assets or operations of the other parties to this Agreement or the transactions contemplated hereby, except as may be required by applicable law. Disclosure of such information by (i) the Company or Holding with respect to obtaining the Financing, (ii) the Company with respect to any Acquisition Proposal or
(iii) Holding with respect to any Holding Acquisition Proposal shall be made only if the recipient agrees to hold such information confidential. The parties hereto agree that the remedy at law for any breach of the requirements of this subsection will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action.

                           ARTICLE VI

                     ADDITIONAL AGREEMENTS

     VI.1 REGULATORY MATTERS.

          (a) The parties hereto shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Company and Holding shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, Holding or Sub, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

          (b) Holding (or Sub as the case maybe) and the Company shall, upon request, furnish each other with all information concerning themselves, their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Holding, Sub or the Company to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

          (c) Holding (or Sub as the case may be) and the Company shall promptly furnish each other with copies of written communications received by Holding, Sub or the Company, as the case may be, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

     VI.2 SECURITIES LAWS MATTERS.

          (a) As soon as reasonably practicable after the date hereof, the Company shall file the Registration Statement, in which the Proxy Statement will be included as part of the Prospectus, with the SEC under the Securities Act and the Exchange Act. Holding, Sub and the Company shall use all reasonable efforts to have the Registration Statement cleared by the SEC as promptly as practicable after such filing.

           (b) Holding, Sub and the Company shall cooperate with each other in the preparation of the Registration Statement, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other parties promptly copies of all correspondence between the party or any representative or agent of the party and SEC. Each party shall review the Registration Statement prior to its being filed with the SEC and shall review all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The parties agree to use all reasonable efforts, after consultation with each other, to respond promptly to all such comments of and requests by the SEC.

          (c) The Company will advise Holding, promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed or the issuance of any stop order or the suspension of the qualification of Company Common Stock issued in connection with the Merger, the Company Warrants, the shares of Company Common Stock issuable upon the exercise of the Company Warrants, or the resale and reoffer from time to time to certain employees of Sub of Company Common Stock, the Company Warrants and the shares of Company Common Stock issuable upon the exercise of such Company Warrants for offering or sale in any jurisdiction, or the initiation or threat or any proceeding for any such purpose.

          (d) Holding and the Company shall each use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required in connection with the issuance of Company Common Stock in the Merger, the Company Warrants, the shares of Company Common Stock issuable upon the exercise of the Company Warrants, and the resale and reoffer from time to time to certain employees of Sub of Company Common Stock, the Company Warrants and the shares of Company Common Stock issuable upon the exercise of such Company Warrants.

          (e) The Company further agrees to cause the Registration Statement and all required amendments and supplements thereto to be mailed to the Company's shareholders entitled to vote at the Company Shareholder Meeting at the earliest practicable time.

     VI.3 SHAREHOLDER MEETINGS.

          (a) In order to consummate the Merger, the Company and Holding shall take all steps necessary to duly call, give notice of, convene and hold their respective Shareholder Meetings (or in the case of Holding, written consent in lieu thereof) as soon as reasonably practicable for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby and shall use all reasonable efforts to obtain such approval and adoption. The Company and Holding each shall, through their respective Board of Directors, recommend to their shareholders approval of this Agreement and the transactions contemplated hereby. The Company and Holding shall coordinate and cooperate with respect to the foregoing matters.

          (b) At the Holding Shareholder Meeting, each of Holding's shareholders who is a party to the Voting Agreement shall, subject to the terms and provisions of such Voting Agreement, vote, or cause to be voted, all of the shares of Holding capital stock then owned by it, if any, in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger. At the Company Shareholder Meeting, each of the Company's shareholders who is a party to the Voting Agreement shall, subject to the terms and provisions of such Voting Agreement, vote, or cause to be voted, all of the shares of Company Common Stock then owned by it, if any, in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger.

     VI.4 ACCESS TO INFORMATION.

          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the parties shall afford each other's officers, employees, counsel, accountants, agents, advisors and other authorized representatives, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, make available to the other party (i) when applicable, a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents which are not permitted to be disclosed under applicable law),
(ii) copies of all periodic reports to senior management, and (iii) all other information concerning its business, properties, assets and personnel as either party may reasonably request.

          (b) No party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (c) All information (the "Confidential Information") furnished by one party (the "Providing Party") to the other party or its directors, officers, employees, counsel, accountants, agents, and advisors (the "Representatives") (such party, the "Receiving Party") shall be treated as the sole property of the Providing Party and, if this Agreement terminates, the Receiving Party shall return to the Providing Party, or destroy, all such written Confidential Information. The Receiving Party shall, and shall use reasonable efforts to cause its Representatives to, keep confidential all such Confidential Information, and shall not directly or indirectly use such information for any competitive or commercial purpose. Confidential Information shall not include information which: (i) was already in the possession of the Receiving Party prior to receipt from the Providing Party, provided that such information is not known by the Receiving Party or its Representatives to be subject to another confidentiality agreement with or other obligation of secrecy to the Providing Party; (ii) becomes generally available to the public other than as a result of a disclosure by the Receiving Party; (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Providing Party or its Representatives, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with or other obligation of secrecy to the Providing Party; (iv) has been approved for release by written authorization of the Providing Party; or (v) has been publicly disclosed pursuant to a requirement of a government agency or of law.

     VI.5 LEGAL CONDITIONS TO MERGER. Each of Holding, Sub and the Company shall use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Holding, Sub or the Company in connection with the Merger and the other transactions contemplated by this Agreement, including without limitation those approvals required pursuant to the HSR Act.

     VI.6 SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS. As soon as reasonably available, but in no event later than June 1, 1998, Holding will deliver to the Company its annual audited financial statements for the fiscal year ended January 31, 1998 prepared in accordance with GAAP. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement until the Effective Time or the termination of this Agreement, the Company will deliver to Holding its Quarterly Reports on Form 10-Q, as filed with the SEC under the Exchange Act and Holding will deliver to the Company copies of its unaudited quarterly financial statements prepared in accordance with GAAP (except that Holdings' unaudited financial statements do not include footnote disclosure and are subject to normal, immaterial audit adjustments).

     VI.7 ADDITIONAL AGREEMENTS. If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by the Company or Holding (without additional cost to them).

     VI.8 DISCLOSURE SUPPLEMENTS. Prior to the Effective Time, each party will supplement or amend the Schedules hereto delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purposes of determining satisfaction of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, as the case may be, or the compliance by the Company or Holding, as the case may be, with the respective covenants set forth in Sections 5.01 and 5.02 hereof.

     VI.9 CURRENT INFORMATION.

          (a) During the period from the date of this Agreement to the Effective Time, each of the Company and Holding will cause one or more of its designated representatives to be available to confer from time to time with representatives of the other and to report the general status of their ongoing operations. Without limiting the generality of the foregoing, each such party will provide monthly reports on same store sales, the type and mix of products and services, management and personnel matters, results of operations, and any other data reasonably requested by the other party. Each such party will promptly notify the other party of any material change in the normal course of its business and of any governmental complaints, investigations or hearings or the institution of significant litigation involving them or their Subsidiaries or properties and will keep the other party reasonably informed of such events.

          (b) To the extent not covered by paragraph (a) above, the Company shall give prompt notice to Holding, and Holding shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of Holding, Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this paragraph (b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     VI.10 NO INCONSISTENT ACTIONS. Prior to the Effective Time except as otherwise permitted in this Agreement, no party will: (i) enter into any transaction or make any agreement or commitment and will use reasonable efforts not to permit any event to occur, which could reasonably be anticipated to result in (x) a denial of the regulatory approvals referred to in Section 7.01(b) or (y) the imposition of any condition or requirement that would materially adversely affect the economic or business benefits to the Surviving Corporation of the transactions contemplated by this Agreement; or
(ii) adopt by plan or arrangement, or take or cause to be taken any action, that would adversely affect holders of Company Common Stock issued in connection with the Merger, the Company Warrants or the shares of Company Common Stock issuable upon the exercise of the Company Warrants in a disproportionate manner after the Effective Time. Without limiting the scope of the immediately preceding sentence, no party hereto shall take or cause to be taken any action, either before or after the Effective Time, that would disqualify the Merger as a tax free reorganization within the meaning of
Section 368(a)(1)(A) of the Code.

     VI.11 INDEMNIFICATION OF DIRECTORS. It is understood and agreed that the Company shall, and Holding and the Company shall cause the Surviving Corporation to (and the Surviving Corporation shall) (a) for six (6) years after the Effective Date, indemnify and hold harmless each present and former director, officer, employee and agent of the Company, Holding, Sub or any of their Subsidiaries, and any present and former trustees and fiduciaries of any option plan, benefit plan, stock purchase plan or any other plan for the benefit of the employees of the Company, Holding, Sub or any of their Subsidiaries, against all losses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Date, whether or not with respect to the transactions contemplated by this Agreement, to the same extent as such person is currently indemnified under the Company's Restated Articles of Incorporation or Bylaws in effect on the date hereof, or the Certificates of Incorporation or Bylaws of Holding or Sub in effect on the date hereof and (b) for four (4) years after the Effective Date, maintain the Company's current directors' and officers' liability insurance policy, or an equivalent policy, subject in either case to terms and conditions no less advantageous to the directors and officers of the Company and its Subsidiaries, and any present and former trustees and fiduciaries of any option plan, benefit plan, stock purchase plan or any other plan for the benefit of the employees of the Company or any of its Subsidiaries, than those contained in the policy or policies in effect on the date hereof, for all present and former officers and directors of the Company and its Subsidiaries, and any present and former trustees and fiduciaries of any option plan, benefit plan, stock purchase plan or other plan for the benefit of the employees of the Company or any of its Subsidiaries, covering events on or prior to the Effective Date, to the extent such insurance continues to be available from reputable insurers. The premiums for such directors' and officers' liability insurance policy shall be paid on or prior to the Effective Date.

                          ARTICLE VII

                      CONDITIONS PRECEDENT

     VII.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of (i) the shareholders of the Company to the extent required by Michigan law and the Company's Restated Articles of Incorporation and Bylaws and (ii) the shareholders of Holding to the extent required by Delaware law and Holding's Amended and Restated Certificate of Incorporation and Bylaws.

          (b) REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated hereby, including without limitation those approvals required pursuant to the HSR Act, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (c) SECURITIES LAWS MATTERS. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other regulatory authority. The Company and Holding shall have received all necessary state securities laws and "blue sky" permits and other authorizations required in connection with the issuance of Company Common Stock in the Merger, the Company Warrants, the shares of Company Common Stock issuable upon the exercise of the Company Warrants, and the resale and reoffer from time to time to certain employees of Sub of Company Common Stock, the Company Warrants and the shares of Company Common Stock issuable upon the exercise of such Company Warrants. The Company Common Stock issued and outstanding immediately prior to the Effective Time, issued in the Merger, and issuable upon the exercise of the Company Warrants shall be listed or approved for listing on the Nasdaq National Market or the Nasdaq SmallCap Market or shall be trading or prepared to trade on the OTC Bulletin Board.

          (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an Injunction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, or any of the other transactions contemplated by this Agreement.

          (e) FINANCING. The Financing shall have been consummated pursuant to the terms and conditions set forth in the Confidence Letter(s).

          (f) COMPOSITION OF BOARD OF DIRECTORS. The Board of Directors of the Company and Sub shall have been fixed and elected in the manner provided in Sections 1.09 and 1.10 and shall consist of the directors designated as provided therein, and the officers of the Company and Sub shall be elected as provided in Sections 1.09 and 1.10. The Board of Directors of the Company shall be re-classified into three (3) classes such that the directors in the first class ("Class I") shall hold office until the Annual Meeting of the shareholders of the Company to be held in the year 1999 (or until their earlier death, removal or resignation), the directors in the second class ("Class II") shall hold office until the Annual Meeting of the shareholders of the Company to be held in the year 2000 (or until their earlier death, removal or resignation), and the directors in the third class ("Class III") shall hold office until the Annual Meeting of the shareholders of the Company to be held in the year 2001 (or until their earlier death, removal or resignation). Class I shall consist of Elizabeth M. Eveillard and

Hannah Strasser. Class II shall consist of Arlene H. Stern and Erwin A. Marks. Class III shall consist of the Holding Designees.

          (g) APPOINTMENT OF CHIEF EXECUTIVE OFFICER. As of the Closing Date, the Board of Directors of the Company shall elect Nesim Avigdor as the Chief Executive Officer of the Company.

          (h) MANAGEMENT TERMINATION AGREEMENT. As of the Closing Date, the the Management Termination Agreement by and among Sub, Access Industries, L.L.C. and the Company, dated May 12, 1998, shall be in full force and effect and, pursuant to such Management Termination Agreement, the Company shall have issued 455,500 warrants to purchase shares of Company Common Stock at an exercise price of $1.50 per share exercisable in full for a period of five
(5) years beginning on the sixty-first (61st) day after the termination of the Indenture (collectively, the "Access Warrants," together with the Merger Warrants, the "Company Warrants").

     VII.2 CONDITIONS TO OBLIGATIONS OF HOLDING AND SUB. The obligation of Holding and Sub to effect the Merger is also subject to the satisfaction, or waiver by Holding and Sub, at or prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Holding shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Holding shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

          (c) CONSENTS UNDER AGREEMENTS. The consent, approval, waiver or amendment (with financial covenants) of each person (other than the Governmental Entities referred to in Section 7.01(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger, to any obligation, right or interest of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, shall have been obtained and shall be reasonably satisfactory to Holding.

          (d) ACCOUNTANT'S LETTER. The Company shall have caused to be delivered to Holding letters from Price Waterhouse LLP, independent public accountants with respect to the Company, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated as of the Closing Date, and addressed to Holding and Sub, covering such matters as Holding and Sub shall reasonably request with respect to facts concerning the Company's financial condition.

          (e) COMPANY INDENTURE. A consent, waiver and amendment to the Indenture shall have become effective, all in form and substance satisfactory to Holding within forty-five (45) days of the date of this Agreement.

          (f) MICHIGAN STATUTES. Holding shall be satisfied that both the Michigan control share acquisition statute (Chapter 7B of the MBCA) and the Michigan business combination provision (Chapter 7A of the MBCA) shall be inapplicable to the Merger, Company Common Stock issued in connection with the Merger, including without limitation Company Common Stock issuable upon the exercise of the Company Warrants, or any transaction expressly contemplated in connection with the Merger.

          (g) TERMINATION AGREEMENT. As of the Closing Date, the Termination Agreement dated May 12, 1998 by and between Arlene H. Stern and the Company shall be in full force and effect, and from and after the date hereof, shall not have been amended or terminated without Holding's express prior written consent.

          (h) INSURANCE. As of the Closing Date, the Company shall have maintained at all times from the date of this Agreement through and including the Effective Date, its current directors' and officers' liability insurance policy, or an equivalent policy, subject in either case to terms and conditions (including without limitation the amount of coverage) no less advantageous to the directors and officers of the Company and its Subsidiaries, and any present and former trustees and fiduciaries of any option plan, benefit plan, stock purchase plan or any other plan for the benefit of the employees of the Company or any of its Subsidiaries, than those contained in the policy or policies in effect on the date hereof, for all present and former officers and directors of the Company and its Subsidiaries, and any present and former trustees and fiduciaries of any option plan, benefit plan, stock purchase plan or other plan for the benefit of the employees of the Company or any of its Subsidiaries, covering events on or prior to the Effective Date.

     VII.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Holding and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Holding and Sub by their respective Chief Executive Officers and Chief Financial Officers to the foregoing effect.

          (b) PERFORMANCE OF OBLIGATIONS OF HOLDING AND SUB. Holding and Sub shall have each performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Holding and Sub by their respective Chief Executive Officers and Chief Financial Officers to such effect.

          (c) CONSENTS UNDER AGREEMENTS. The consent, approval, waiver or amendment (with financial covenants) of each person (other than the Governmental Entities referred to in Section 7.01(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Holding or Sub under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, shall have been obtained and shall be reasonably satisfactory to the Company.

          (d) ACCOUNTANT'S LETTER. Holding shall have caused to be delivered to the Company letters from Arthur Andersen LLP, independent public accountants with respect to Holding and Sub, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated as of the Closing Date, and addressed to the Company, covering such matters as the Company shall reasonably request with respect to facts concerning Holding's financial condition.

          (e) SUB NOTE. A consent and waiver to the Note shall have become effective, all in form and substance satisfactory to the Company within forty-five (45) days of the date of this Agreement.

          (f) OPTIONS. The options or any rights to receive options granted pursuant to (i) the Employment Agreement by and between Nesim Avigdor and Holding dated March 12, 1998 and (ii) Holding's 1996 Stock Option and Restricted Stock Plan shall have been terminated.

                          ARTICLE VIII

                   TERMINATION AND AMENDMENT

     VIII.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company and Holding:

          (a) by mutual consent of Holding and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either Holding or the Company upon written notice to the other party (i) at least ninety (90) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the ninety (90) day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, PROVIDED, HOWEVER, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

          (c) by either Holding or the Company if the Merger shall not have been consummated on or before August 31, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

          (d) by either Holding or the Company (PROVIDED, that the terminating party shall not be in material breach of any of its obligations under Section 6.03) if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

          (e) by either Holding or the Company (PROVIDED, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, (i) which breach (if susceptible to cure) is not cured within twenty (20) business days following written notice to the party committing such breach, or (ii) which breach, by its nature, cannot be cured;

          (f) by either Holding or the Company (PROVIDED, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, (i) which breach (if susceptible to cure) shall not have been cured within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party hereto, or (ii) which breach, by its nature cannot be cured;

          (g) by Holding, if the Board of Directors of the Company does not publicly recommend, as required by Section 6.03 hereof, in the Proxy Statement that the Company's shareholders approve and adopt this Agreement, or if after recommending in the Proxy Statement that shareholders approve and adopt this Agreement, the Board of Directors of the

Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Holding;

          (h) by the Company, if the Board of Directors of Holding does not publicly recommend, as required by Section 6.03 hereof, that Holding's shareholders approve and adopt this Agreement, or if after recommending that shareholders approve and adopt this Agreement, the Board of Directors of Holding shall have withdrawn, modified or amended such recommendation in any respect materially adverse to the Company;

          (i) by the Company, if the Board of Directors of the Company votes to recommend a Superior Offer rather than publicly recommending shareholder approval and adoption of this Agreement and the Merger or, if after recommending in the Proxy Statement that shareholders approve and adopt this Agreement and the Merger, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in order to recommend a Superior Offer; PROVIDED, HOWEVER, that the Company shall notify Holding in writing at least three (3) business days prior to the exercise of its termination rights under this Section 8.01(i);

          (j) by Holding, if the Board of Directors of Holding votes to recommend a Holding Superior Offer rather than publicly recommending shareholder approval and adoption of this Agreement and the Merger or, if after recommending that Holding's shareholders approve and adopt this Agreement and the Merger, the Board of Directors of Holding shall have withdrawn, modified or amended such recommendation in order to recommend a Holding Superior Offer; PROVIDED, HOWEVER, that Holding shall notify the Company in writing at least three (3) business days prior to the exercise of its termination rights under this Section 8.01(j); or

          (k) by either Holding or the Company (PROVIDED, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) after a reasonable and objective determination that any of the conditions in Section 7.01 or 7.02, in the case of a termination by Holding, or that any of the conditions in Section 7.01 or 7.03, in the case of a termination by the Company, are deemed incurable of being satisfied by August 31, 1998.

     VIII.2    EFFECT OF TERMINATION.

     In the event of termination of this Agreement by either Holding or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except Sections 6.04(c) and 8.03 shall survive any termination of this Agreement, and there shall be no further obligation on the part of Holding, Sub, the Company, or their respective officers or directors except for the obligations under such provisions. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its material breach of any provision of this Agreement.

     VIII.3    EXPENSES; TERMINATION FEE.

          (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; PROVIDED, HOWEVER, that the filing fees required to be paid under the HSR Act and fees in connection with the Confidence Letter and the Financing shall be shared equally by Holding and the Company; PROVIDED FURTHER, HOWEVER, that nothing contained herein shall limit Holding's rights under Section 8.03(b) hereof or the Company's rights under Section 8.03(c) hereof.

          (b) In order to induce Holding to enter into this Agreement and to reimburse Holding for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Company will make a cash payment to Holding of Five Hundred Thousand Dollars ($500,000), (x) promptly upon, but in any case no sooner than five (5) days after, the occurrence of a Payment Event (as defined below) or, (y) if the transactions contemplated by this Agreement are not consummated as a result of a termination by the Company under Section 8.01(i) hereof. Such liquidated damages shall accrue interest at the rate of eight percent (8%) per annum from the date of the termination, compounded quarterly. A "Payment Event" shall mean the termination of this Agreement or the failure to consummate the Merger if, prior to the Effective Date, (i) the Board of Directors of the Company votes to recommend a Superior Offer rather than publicly recommending shareholder approval and adoption of this Agreement and the Merger or, (ii) if after recommending in the Proxy Statement that shareholders approve and adopt this Agreement and the Merger, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in order to recommend a Superior Offer.

          (c) In order to induce the Company to enter into this Agreement and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Holding will make a cash payment to the Company of Five Hundred Thousand Dollars ($500,000), (x) promptly upon, but in any case no sooner than five (5) days after, the occurrence of a Holding Payment Event (as defined below) or, (y) if the transactions contemplated by this Agreement are not consummated as a result of a termination by Holding under Section 8.01(j) hereof. Such liquidated damages shall accrue interest at the rate of eight percent (8%) per annum from the date of the termination, compounded quarterly. A "Holding Payment Event" for the purposes of Section 8.03(c) shall mean the termination of this Agreement or the failure to consummate the Merger if, prior to the Effective Date, (i) the Board of Directors of Holding votes to recommend a Holding Superior Offer rather than publicly recommending shareholder approval and adoption of this Agreement and the Merger or, (ii) if after recommending that Holding's shareholders approve and adopt this Agreement and the Merger, the Board of Directors of Holding shall have withdrawn, modified or amended such recommendation in order to recommend a Holding Superior Offer.

     VIII.4 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Holding and the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     VIII.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                           ARTICLE IX

                       GENERAL PROVISIONS

     IX.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at Goodwin, Procter & Hoar LLP, Exchange Place, Boston, MA 02109, at 10:00 a.m. on a date to be specified by Holding and satisfactory to the Company, which shall be not more than five (5) business days after the satisfaction of the conditions set forth in Article VII hereof or at such other date, time and place as is mutually agreed upon by the Company and Holding. The date on which such Closing takes place is referred to herein as the "Closing Date." Holding shall provide the Company written notice of the date specified by it as the Closing Date at least three (3) business days prior to such date.

     IX.2 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Notwithstanding any term or provision of this Agreement to the contrary and regardless of any investigation made by any party, none of the representations, warranties, covenants and agreements in this Agreement or otherwise made or delivered pursuant to, or in connection with, this Agreement, the Merger or any related transactions shall survive the Closing Date, except for those covenants and agreements contained herein and therein which by their express terms apply in whole or in part after the Effective Time.

     IX.3 OBLIGATIONS OF THE SURVIVING CORPORATION SUBSEQUENT TO THE CLOSING.

          (a) At any time after the Closing, the Surviving Corporation shall not do anything or fail to do anything which would cause the Merger to fail to constitute a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

          (b) For a period of three (3) years after the Closing, to the extent any action or inaction of the Surviving Corporation requires a vote of the Board of Directors of Surviving Corporation, including without limitation the nomination of directors to the Board of Directors, to be effective such approval requires an affirmative vote of more than seventy percent (70%) of the directors of the Surviving Corporation then in office except as otherwise set forth in the provisos to Sections 3.1 and 3.6 to the Company's By-Laws.

          (c) The Surviving Corporation shall maintain an effective registration statement filed with SEC with respect to the shares of Company Common Stock issuable upon the exercise of the Company Warrants during any period after the Effective Date in which the Company Warrants are exercisable.

     IX.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or telecopied (with confirmation from recipient), three (3) days after mailed by registered or certified mail (return receipt requested) or on the day delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Holding or Sub, to:

               Hit or Miss Inc.
               100 Campanelli Parkway
               Stoughton, Massachusetts  02072
               Attn:  President
               Facsimile No.: (781) 344-8585

                    with a copy to:

               HOM Holding, Inc.
               c/o Access Industries, L.L.C.
               130 Fifth Avenue, Suite 1906
               New York, New York  10019
               Attn:  Mr. Steven Chernys
               Facsimile No.: (212) 977-8112

                    with a copy to:

               Errol Glasser
               East End Capital Management, Inc.
               595 Madison Avenue
               New York, New York  10022
               Facsimile No.: (212) 644-6262

                    with a copy to:

               Richard E. Floor, P.C.
               H. David Henken, Esq.
               Goodwin, Procter & Hoar LLP
               Exchange Place
               Boston, Massachusetts  02109
               Facsimile No.:  (617) 523-1231

          (b)  if to the Company to:

               Gantos, Inc.
               1266 E. Main Street, 5th Floor
               Stamford, Connecticut  06902
               Facsimile No.:  (203) 358-0394
               Attn:  President
                    with a copy to:

               Charles I. Weissman, Esq.
               Shereff, Friedman, Hoffman & Goodman, LLP
               919 Third Avenue
               New York, New York 10022-9998
               Facsimile No.:  (212) 758-9526

                    and

               Alan Schwartz, Esq.
               Honigman, Miller, Schwartz & Cohn
               2290 First National Building
               Detroit, Michigan  48226-3583
               Facsimile No.:  (313) 962-0176

     IX.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be May 12, 1998.

     IX.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     IX.7 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements, representations and warranties, and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     IX.8 GOVERNING LAW, JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law, except to the extent that the corporate laws of the State of Michigan are mandatorily applicable. Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts sitting in the State of Delaware for any claim, suit or proceeding arising under this Agreement.

     IX.9 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in
Section 6.04(c) of this Agreement
were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.04(c) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IX.10 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IX.11 PUBLICITY. Except as otherwise required by law or the rules of the National Association of Securities Dealers, so long as this Agreement is in effect, each of Holding, Sub and the Company shall not, or shall not permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     IX.12 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Holding, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                   HOM HOLDING, INC.


Attest:                            By
                                     -----------------------------
                                     Title:  Treasurer

By
  -------------------------
  Title:

                                   HIT OR MISS INC.


Attest:                            By
                                     -----------------------------
                                     Title:  President

By
  -------------------------
  Title:

                                   GANTOS, INC.


Attest:                            By
                                     -----------------------------
                                     Title:


By
  -------------------------
  Title:

                                  EXHIBIT I

                            HOLDING SHAREHOLDERS


Access Capital Partners, L.P.
Herbert Yalof
Jack Concannon

                                 EXHIBIT II

                              VOTING AGREEMENT

                                 EXHIBIT III

                            COMPANY SHAREHOLDERS

Arlene H. Stern
Elizabeth M. Eveillard
L. Douglas Gantos
Erwin A. Marks

                                  EXHIBIT IV

                        FORM OF LETTER OF TRANSMITTAL